UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

MIDLAND STATES BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required

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Fee paid previously with preliminary materials

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 4, 2026
To the shareholders of Midland States Bancorp, Inc.:
The annual meeting of the shareholders of Midland States Bancorp, Inc., an Illinois corporation, will be held at the Holiday Inn located at 1301 Avenue of Mid-America, Effingham, Illinois 62401, on Monday, May 4, 2026, at 5:30 p.m., local time, for the following purposes:
1.
To elect the four nominees named in the accompanying proxy statement to serve as Class I directors, each for a term expiring at the 2029 annual meeting of shareholders.

2.
To approve, on a non-binding, advisory basis, the compensation of certain executive officers, which we refer to as the “say-on-pay proposal.”

3.
To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2026, which we refer to as the “auditor ratification proposal.”

The board of directors has fixed the close of business on March 5, 2026, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. A complete list of the shareholders entitled to vote at the meeting is kept on file at the Company’s principal executive offices, located at 1201 Network Centre Drive, Effingham, Illinois 62401. If there is an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed to permit our further solicitation of proxies.
By order of the Board of Directors,
Jeffrey C. Smith
Chairman
Effingham, Illinois
March 23, 2026
YOUR VOTE IS IMPORTANT. PLEASE EXERCISE YOUR SHAREHOLDER RIGHT TO VOTE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

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MIDLAND STATES BANCORP, INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 4, 2026
These proxy materials are furnished in connection with the solicitation by the board of directors of Midland States Bancorp, Inc., an Illinois corporation (the “Company”) and the holding company of Midland States Bank (the “Bank”), of proxies to be used at the Company’s 2026 annual meeting of shareholders, to be held at the Holiday Inn located at 1301 Avenue of Mid-America, Effingham, Illinois 62401, on Monday, May 4, 2026, at 5:30 p.m., local time, and at any adjournments or postponements of such meeting. A complete list of the shareholders entitled to vote at the annual meeting is kept on file at the Company’s principal executive offices, located at 1201 Network Centre Drive, Effingham, Illinois 62401.
In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we furnish proxy materials, which include the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025, over the Internet unless otherwise instructed by the shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials is being mailed on or about March 23, 2026.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
The following is information regarding the meeting and the voting process, presented in a question and answer format.
Why did I receive access to the proxy materials?
According to our records, at the close of business on March 5, 2026, the record date for the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the shareholders at the meeting. It also gives you information concerning those matters to assist you in making an informed decision.
What matters will be voted on at the meeting?
You are being asked to vote on: (i) the election of the four nominees named in this proxy statement to serve as Class I directors, each for a term expiring at the 2029 annual meeting of shareholders; (ii) the approval, on a non-binding, advisory basis, of the say-on-pay proposal; and (iii) the approval of the auditor ratification proposal. These matters are more fully described in this proxy statement.
What are the board’s voting recommendations?
The board recommends that you vote your shares:
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“FOR” the election of each of the director nominees named in this proxy statement;

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“FOR” the say-on-pay proposal; and

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“FOR” the auditor ratification proposal.

If I am the record holder of my shares, how do I vote?
If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., there are four ways to vote:
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Via the Internet.   You may vote by proxy via the internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you request printed copies of the proxy materials by mail, you will receive a proxy card and these instructions can be found on your proxy card.

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By Telephone.   If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by calling the toll free number found on the proxy card.

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By Mail.   If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by completing, signing and dating the proxy card and returning it in the envelope provided.

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In Person.   You may vote in person at the meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver’s license or passport, and may be requested to provide proof of stock ownership as of the record date.

If I am a beneficial owner of the Company’s shares held in street name, how do I vote?
If you are a beneficial owner of shares held in street name (such as if you hold your shares through a broker, trustee or other fiduciary), then that organization will instruct you as to how your shares may be voted by proxy, including whether internet or telephone voting options are available. If you are a beneficial owner of shares held in street name and wish to vote in person at the meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the meeting and ask for a ballot from an usher when you arrive. You must also bring valid picture identification, such as a driver’s license or a passport. For your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.
If I hold shares in the Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan, who votes my shares?
If you are a holder of stock in the Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan (the “ESPP”), you can direct the service provider of the ESPP (the “Service Provider”), which is currently the Bank, how to vote the number of shares you hold in the ESPP for each proposal included in this proxy statement. If you do not provide timely voting directions to the Service Provider, then the Bank, acting in its capacity as the Service Provider, intends to vote such shares in accordance with the recommendations of the board, pursuant to the authority granted under the ESPP.
What options do I have in voting on each of the proposals?
You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the election of each director nominee, with respect to each other proposal described in this proxy statement, and with respect to any other proposal that may properly be brought before the meeting.
How many votes may I cast?
You are entitled to cast one vote for each share of common stock you owned on the record date.
What is the quorum required for each matter, and what vote is required to approve each matter?
The holders of a majority of the outstanding shares of the Company, entitled to vote on a matter, represented in person or by proxy, will constitute a quorum for purposes of such matter at the meeting. If less than a majority of the outstanding shares are represented at the meeting, a majority of the shares represented may adjourn the meeting at any time without further notice. For purposes of determining whether a quorum is present for any matter, an abstention will be counted as a share entitled to vote and represented at the meeting with respect to that matter, while a broker non-vote (which occurs when a broker, trustee or other fiduciary returns a proxy but provides no instructions as to how shares should be voted on such matter) will not be counted as entitled to vote and represented at the meeting with respect to that matter.
If a quorum is present with respect to any matter, the affirmative vote of the majority of the votes of the shares represented at the meeting and entitled to vote on that matter will be required to approve that matter.

On March 5, 2026, the record date, there were 21,466,165 shares of common stock issued and outstanding. A list of shareholders entitled to vote at the meeting will be available for inspection by shareholders within 20 days after the record date at the Company’s office located at 1201 Network Centre Drive, Effingham, Illinois 62401, and will also be available for inspection by shareholders at the meeting.
How are abstentions and broker non-votes treated?
With respect to the election of directors, a vote to “ABSTAIN” will have the effect of a vote “AGAINST” the applicable nominee. Assuming that a quorum is present with respect to the election of directors, a broker non-vote will not have an effect on the election of a nominee.
With respect to the say-on-pay proposal, a vote to “ABSTAIN” will have the effect of a vote “AGAINST” the proposal. Assuming a quorum is present with respect to the say-on-pay proposal, a broker non-vote will not have an effect on the outcome of this proposal.
With respect to the auditor ratification proposal, a vote to “ABSTAIN” will have the effect of a vote “AGAINST” the proposal. Broker non-votes are not expected with respect to the auditor ratification proposal, as it is considered a “routine” matter on which brokers have discretionary authority, but if any broker non-votes are cast, they will not have an effect on the outcome of this proposal, assuming that a quorum is present with respect to this proposal.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time prior to the taking of the vote at the meeting. Prior to the applicable cutoff time, you may change your vote using the internet or telephone methods described above, in which case only your latest internet or telephone proxy submitted prior to the meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy unless you properly vote at the meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Secretary at 1201 Network Centre Drive, Effingham, Illinois 62401, prior to the meeting.
What happens if a nominee is unable to stand for election?
The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. The board has no reason to believe any nominee will be unable to stand for election.
Who will serve as the inspector of election?
A representative of the Company is expected to serve as the inspector of election.
Where do I find the voting results of the meeting?
If available, we will announce voting results at the meeting. The voting results will also be disclosed in a filing we will make with the SEC within four business days after the annual meeting.
Who bears the cost of soliciting proxies?
We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of the Company or its subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. In addition, we have engaged Georgeson LLC to solicit proxies of institutional investors, for an anticipated cost of $16,000. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
We currently have eleven directors serving as our board, a majority of whom we have determined to be “independent,” as that term is defined by the rules of the Nasdaq Stock Market.
Our board of directors has evaluated the independence of its members based upon the rules of the Nasdaq Stock Market and the SEC. Applying these standards, our board of directors has affirmatively determined that, with the exception of Mr. Ludwig, each of our current directors is an independent director, as defined under the applicable rules. The board determined that Mr. Ludwig does not qualify as an independent director because he is an executive officer of the Company.
Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of the Company, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full board, with additional special meetings held from time to time. Our directors also discuss business and other matters with Mr. Ludwig, other key executives and our principal external advisers (legal counsel, auditors and other consultants) at times other than regularly scheduled meetings when appropriate.
The board held 13 meetings during 2025. In 2026, the full board intends to hold eight regularly scheduled meetings with special meetings held from time to time when necessary and through committee membership, which is discussed below. During 2025, all directors attended at least 75 percent of the meetings of the board and the committees on which they served. Although we do not have a formal policy regarding director attendance at the annual meeting of shareholders, we encourage and expect all of our directors to attend. Last year, all of our current directors serving at that time were present at the annual meeting of shareholders.
Committees of the Board of Directors
Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Risk Policy & Compliance Committee and Executive Committee. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our articles and bylaws.
The current charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on the Company’s website at www.midlandsb.com under “Investors — Corporate Governance — Governance Highlights.” The table below shows the current membership of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee:
Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jeffrey C. Smith		X
Jeffrey G. Ludwig
R. Dean Bingham			X
Gerald J. Carlson	Chair
James F. Deutsch		X
Jennifer L. DiMotta		X	X
Travis J. Franklin			X
Jerry L. McDaniel	X		Chair
Jeffrey M. McDonnell	X
Richard T. Ramos	X	Chair
Robert F. Schultz
Meetings Held in 2025	13	4	4

Audit Committee.   Our Audit Committee currently consists of Gerald J. Carlson (Chair), Jerry L. McDaniel, Jeffrey M. McDonnell and Richard T. Ramos. Our board of directors has evaluated the independence of the members of our Audit Committee and has affirmatively determined that: (i) each of the members of our Audit Committee meets the definition of “independent director” under Nasdaq Stock Market rules; (ii) each of the members satisfies the additional independence standards under Nasdaq Stock Market rules and applicable SEC rules for audit committee service; and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, our board of directors has determined that Mr. Ramos has the required financial sophistication due to his experience and background, which Nasdaq Stock Market rules require at least one such Audit Committee member have. Our board has determined that Mr. Ramos also qualifies as an “audit committee financial expert,” as that term is defined under applicable SEC rules.
Our Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The current charter of the Audit Committee is available on our website at www.midlandsb.com under “Investors — Corporate Governance — Governance Highlights.” As described in its charter, our Audit Committee has responsibility for, among other things:
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selecting and reviewing the independence, qualifications and performance of our independent auditors and approving, in advance, all engagements and fee arrangements;

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reviewing on a quarterly basis a summary of findings from completed internal audits, and a progress report on the proposed internal audit plans, with explanations for any deviations from the original plan as well as disposition of audit recommendations;

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reviewing and discussing with management, the internal auditors and the independent auditors the effectiveness of our system of internal control and internal audit procedures;

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reviewing and discussing with management and the independent auditor the annual audited and quarterly unaudited financial statements, including disclosures made in management’s discussion and analysis, earnings press releases and any earnings guidance provided to analysts and rating agencies, prior to the release of quarterly and annual earnings results;

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discussing with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies;

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reviewing and approving all material related party transactions; and

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handling such other matters that are specifically delegated to the Audit Committee by our board of directors from time to time.

Our Audit Committee also administers the Company’s clawback policy, which provides for the recovery of certain performance-based compensation under certain circumstances involving an accounting restatement, under authority delegated to it by our board of directors.
Compensation Committee.   Our Compensation Committee currently consists of Richard T. Ramos (Chair), James F. Deutsch, Jennifer L. DiMotta and Jeffrey C. Smith. Our board of directors has evaluated the independence of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee is “independent” under applicable SEC and Nasdaq Stock Market rules.
Our Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The current charter of the Compensation Committee is available on our website at www.midlandsb.com under “Investors — Corporate Governance — Governance Highlights.” As described in its charter, our Compensation Committee has responsibility for, among other things:
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reviewing, monitoring and approving our overall compensation structure, policies and programs (including benefit plans) and assessing whether the compensation structure establishes appropriate incentives for our executive officers and other employees and meets our corporate objectives;

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determining the annual compensation of our Chief Executive Officer;

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reviewing the compensation decisions made by our Chief Executive Officer with respect to our other named executive officers;

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reviewing and approving all employment agreements, severance arrangements and change-in-control agreements or provisions for the Chief Executive Officer and any other named executive officer;

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overseeing the administration of our equity plans and other incentive compensation plans and programs and preparing recommendations and periodic reports to our board of directors relating to these matters;

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reviewing the management succession plans of the Company;

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determining whether to retain or obtain the advice of a compensation consultant, legal counsel or other adviser and to oversee the appointment, compensation and work of any such adviser; and

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handling such other matters that are specifically delegated to the Compensation Committee by our board of directors from time to time.

Nominating and Corporate Governance Committee.   Our Nominating and Corporate Governance Committee currently consists of Jerry L. McDaniel (Chair), R. Dean Bingham, Jennifer L. DiMotta and Travis Franklin. Our board of directors has evaluated the independence of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee is “independent” under Nasdaq Stock Market rules.
Our Nominating and Corporate Governance Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The current charter of the Nominating and Corporate Governance Committee is available on our website at www.midlandsb.com under “Investors — Corporate Governance — Governance Highlights.” As described in its charter, our Nominating and Corporate Governance Committee has responsibility for, among other things:
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identifying qualified individuals to serve as directors of the Company and recommending to the Company’s board of directors the nomination or appointment of such individuals;

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monitoring the functioning of our standing committees and recommending any changes with respect to the assignment of individual directors to such committees;

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developing, reviewing and monitoring compliance with our corporate governance guidelines;

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reviewing annually the composition of our board of directors as a whole and making recommendations; and

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handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our board of directors from time to time.

Our Nominating and Corporate Governance Committee strives to recommend candidates for director positions who will create a collective membership on the board of directors with varied experience and perspective and who maintain a board that reflects diversity, including but not limited to gender, ethnicity, background, country of citizenship and experience.
In carrying out its nominating functions, the Nominating and Corporate Governance Committee has developed qualification criteria for all potential director nominees, including incumbent directors, board nominees and shareholder nominees included in the proxy statement. These criteria include the following attributes:
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the highest personal and professional ethics, integrity and values;

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sufficient educational and professional experience, business experience or comparable service on other boards of directors to qualify the nominee for service to the board;

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exemplary management and communication skills;

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contribution to the board’s goals of having a diverse range of backgrounds, views, experiences, talents and skills in the boardroom;

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evidence of effective leadership and sound judgment in the nominee’s professional life;

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a willingness to meet the standards and duties set forth in the Company’s Code of Business Conduct and Ethics; and

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a willingness and ability to devote sufficient time to carrying out the duties and responsibilities required of a board member, and a commitment to serving on the board for an extended period of time.

The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with Nasdaq Stock Market rules to ensure that, at all times, at least a majority of our directors are independent. Our Nominating and Corporate Governance Committee evaluates all candidates in the same way, reviewing the aforementioned factors, among others, regardless of the source of such candidates, including shareholder recommendations. Because of this, there is no separate policy with regard to the consideration of candidates recommended by shareholders.
Prior to nominating an existing director for re-election to the board, the committee will consider and review the following attributes with respect to each existing director:
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board and committee attendance and performance;

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length of board service;

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experience, skills and contributions that the existing director brings to the board;

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independence and any conflicts of interest; and

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any significant change in the director’s professional status or work experience, including the attributes considered for initial board membership.

Shareholder Communication with the Board, Nomination and Proposal Procedures
General Communications with the Board.   Shareholders may contact our board of directors by contacting Nathan D. Sturycz, Secretary, Midland States Bancorp, Inc. at 1201 Network Centre Drive, Effingham, Illinois 62401 or (217) 342-7321.
Nominations of Directors.   In accordance with our bylaws, a shareholder may nominate a director for election at an annual meeting of shareholders by delivering written notice of the nomination to our Secretary, at the above address, not less than 90 days nor more than 120 days prior to the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, then written notice of the nomination must be delivered to our Secretary no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.
We anticipate holding our 2027 annual meeting of shareholders on May 3, 2027. As a result, notice of nominations for directors to be elected at the 2027 annual meeting of shareholders must be delivered to our Secretary no earlier than January 3, 2027, and no later than February 2, 2027. The shareholder’s notice to the Secretary must include: (a) the name and address of record of the nominating shareholder; (b) a representation that the nominating shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice; (c) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (d) a description of all arrangements or understandings between the nominating shareholder and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the nominating shareholder; (e) such other information regarding each nominee proposed by such nominating shareholder as is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as in effect; and (f) the consent of each nominee to serve as a director of the Company if so elected. Persons nominated for election to the board pursuant to this paragraph will not be included in our proxy statement, unless they are also submitted in accordance with the requirements described under “Other Shareholder Proposals,” below.
Other Shareholder Proposals.   To be considered for inclusion in our proxy statement and form of proxy for our 2027 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act of 1934, as amended, shareholder proposals must be received by our Secretary, at the above address, no later than November 23, 2026, and must otherwise comply with the notice and other provisions of our bylaws, as well as SEC rules and regulations.
For proposals to be otherwise brought by a shareholder and voted upon at an annual meeting, the shareholder must file written notice of the proposal to our Secretary not less than 90 days nor more than 120 days prior to the annual meeting. However, that if less than 100 days’ notice of the date of the annual meeting is given to shareholders, then written notice of the proposal must be delivered to our Secretary no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed to shareholders.
We anticipate holding our 2027 annual meeting of shareholders on May 3, 2027. As a result, notice of shareholder proposals to be brought at the meeting must be delivered to our Secretary no earlier than January 3, 2027, and no later than February 2, 2027. The shareholder’s notice to the Secretary must include: (a) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business; (c) the number of shares of the Company’s common stock beneficially owned by such shareholder on the date of such shareholder’s notice; and (d) any financial or other interest of such shareholder in the proposal.
Board Leadership Structure
We currently have separate individuals serving as Chairman of our board of directors and as our Chief Executive Officer. Mr. Jeffrey C. Smith serves as Chairman, and Mr. Jeffrey G. Ludwig holds the position of Chief Executive Officer.
Although our bylaws do not require our Chairman and Chief Executive Officer positions to be separate, our board believes that having separate positions and having a non-executive director serve as Chairman is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead the board in its fundamental role of providing advice to and independent oversight of management. In addition, we believe this leadership structure allows our board to more effectively monitor and evaluate the performance of our Chief Executive Officer.
Independent Director Sessions
Consistent with Nasdaq Stock Market listing requirements, the independent directors regularly meet without the non-independent directors present. In 2025, 13 independent sessions were held.
Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility that the risk management processes designed and implemented by management are adequate and functioning as designed.
While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Risk Policy & Compliance Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks and receives regular reports from the management team regarding comprehensive organizational risk as well as particular areas of concern. The board’s Compensation Committee monitors and assesses the various risks associated with compensation policies and oversees incentives that encourage a level of risk-taking consistent with our overall strategy. The board’s Risk Policy & Compliance Committee monitors and assesses interest rate risk exposure in the coordinated management of both assets and liabilities. Additionally, our Chief Credit Officer and loan review staff are directly responsible for overseeing our credit risk, and the Director Credit Risk Committee of the Bank’s board of directors oversees the credit risk for large loans, monitors portfolio credit metrics and approves credit risk policy changes.
We believe that establishing the right “tone at the top” and providing for full and open communication between management and our board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company, including through meetings of its Senior Risk Committee. Executive officers attend many of the board meetings or, if not in attendance, are available to address any questions or concerns raised by the board on risk-management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises of any areas of concern.
Compensation Committee Interlocks and Insider Participation
During 2025, Jennifer L. DiMotta, Richard T. Ramos and Jeffrey C. Smith served on our Compensation Committee. None of them has been an officer or employee of the Company. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow. Our code of business conduct and ethics is available on our website at www.midlandsb.com under “Investors — Corporate Governance — Governance Highlights.” In accordance with SEC rules, we intend to disclose on the “Investors” section of our website any amendments to the code, or any waivers of its requirements, that apply to our executive officers to the extent such disclosure is required.
Insider Trading Policy and Anti-Hedging Policy
We have adopted insider trading policies and procedures governing the purchase, sale or other dispositions of our securities by our directors, officers and employees that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards of the Nasdaq Stock Market.
In addition, our insider trading policy prohibits our directors, executive officers and employees from entering into any hedging transaction with respect to any of the Company’s securities. This prohibition includes the purchase or use of stock options, prepaid variable forward contracts, equity swaps, collars, exchange funds or any other instruments to directly offset any decrease in the market value of the Company’s securities. However, this prohibition does not apply to positions in broad-based exchange-traded mutual funds or exchange-traded funds containing stocks in the financial or banking sector.
Board Diversity
As of the date of this proxy statement, the board consists of eleven individuals, including one woman, who identifies as White, and ten men, one of whom identifies as Hispanic or Latino and nine of whom identify as White.

Director Compensation
The following table sets forth information regarding 2025 compensation for each of our nonemployee directors. None of the directors receive any compensation or other payment in connection with his or her service as a director other than compensation received from the Company as set forth below.
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
R. Dean Bingham	63,000	45,000	108,000
Gerald J. Carlson	60,000	45,000	105,000
James F. Deutsch(2)	—	—	—
Jennifer L. DiMotta	51,000	45,000	96,000
Sherina Edwards(3)	24,000	—	24,000
Travis J. Franklin	48,000	45,000	93,000
Jerry L. McDaniel	57,500	45,000	102,500
Jeffrey M. McDonnell	46,000	45,000	91,000
Richard T. Ramos	56,000	45,000	101,000
Robert F. Schultz	68,000	45,000	113,000
Jeffrey C. Smith	114,000	45,000	159,000

(1)
The amounts set forth in the “Stock Awards” column reflect the aggregate grant date fair value of restricted stock units granted in 2025 in accordance with FASB ASC Topic 718. The assumptions used in calculating the stock award amounts are set forth in Note 14 to our consolidated financial statements filed with the SEC on our Annual Report on Form 10-K for the year ended December 31, 2025. The amounts shown are based on a fair market value of $17.32 for awards granted on June 30, 2025. Each of our directors then serving, aside from Mr. Ludwig, received a grant of fully vested restricted stock units on June 30, 2025. There were no outstanding unvested restricted stock units held by any nonemployee director as of December 31, 2025.

(2)
Mr. Deutsch was appointed to the Company’s board of directors on February 3, 2026.

(3)
Ms. Edwards resigned from the Company’s board of directors effective May 12, 2025.

Under our director compensation policy, nonemployee directors are provided with cash compensation and, except as described below, an annual equity award of restricted stock units under the 2019 LTIP (as defined below). Certain of our nonemployee directors defer a portion, or all, of their director compensation under the Director Deferred Compensation Plan.
Cash Compensation.   Each nonemployee director receives a $40,000 annual retainer, except that the Chairman of the board is entitled to an annual retainer of $85,000. Company board committee chairs and members are also entitled to a fee for such service as follows (respectively):
•
Audit Committee: $15,000/$6,000

•
Risk Policy & Compliance Committee: $10,000/$5,000

•
Nominating and Governance Committee: $10,000/$5,000

•
Compensation Committee: $10,000/$6,000

In addition to the foregoing, any nonemployee director serving on the Director Credit Risk Committee is entitled to an additional annual fee of $18,000, and any such director serving on the trust committee of the Bank board is entitled to an additional annual fee of $3,000.
All cash compensation paid to nonemployee directors is earned and paid quarterly.

Equity Compensation.   Except as described below, each nonemployee director is also entitled to an annual equity award of fully vested restricted stock units with a grant date value of $45,000. The equity award is granted on June 30 of each year.
Compensation Arrangements for Mr. Deutsch.   Mr. Deutsch is a senior partner of Patriot Financial Partners, L.P. (“Patriot”), a private equity fund specializing in investments in the financial services industry and current shareholder of the Company. At Mr. Deutsch’s request, any compensation to which he is entitled will be paid to Patriot. In addition, the Company and Mr. Deutsch have agreed that, in lieu of any equity awards that he would otherwise be entitled to receive, the Company will pay Patriot an amount in cash equal to the grant date value of such award.
CORPORATE RESPONSIBILITY
For more than 140 years, the Bank has strived to succeed by serving our customers and the communities in which they live. In furtherance of our goal of supporting a sustainable approach to business, we have installed solar power in 22 of our locations, and our corporate headquarters has been awarded LEED (Silver) Certification. Approximately 60% of our customers have embraced paperless statements, reducing waste and contributing to a sustainable future. Our Community Impact Investment goals and Community Development Plan are designed to ensure that we serve as a catalyst for strategic change. Midland’s Advanced Study for Talent Enrichment and Resource Training (MASTERS) program serves to develop future leaders within Midland, with approximately 68% of participants being women or minority employees. We provide employees with paid time off to volunteer, contributing their time and talents to recognized charities, causes, or not-for-profit community organizations. Since 2011, the Midland States Bank Foundation has donated approximately $2.0 million to nonprofit organizations in our footprint. In 2025, our employees dedicated over 500 volunteer hours to financial empowerment seminars in our communities, and since 2015, we have held more than 500 financial literacy seminars for low- to moderate-income and minority neighborhoods in our footprint.
The Company strives to maintain integrity through strong corporate governance practices. The Company’s Chair and CEO roles have been separate since 1988, and all directors, except our CEO, are “independent” under applicable SEC and Nasdaq standards. We have an executive compensation structure that rewards growth-oriented results while maintaining responsible risk management. Our clawback policy promotes accountability, and our long-standing commitment to governance means our board has included female, Hispanic, or African American representation since before we became a publicly traded company in 2016. In fact, Midland States Bank was one of the first banks in the nation to have a woman on our board back in 1903. Our approach to governance reinforces our commitment to risk management, with an Enterprise Risk Management program that follows the COSO 2013 framework to ensure we operate responsibly.
The information contained or referenced in this section of this proxy statement shall not be considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this section of this proxy statement by reference in such filing.

PROPOSAL 1 — ELECTION OF DIRECTORS
At the annual meeting, our shareholders will elect four Class I directors for a term expiring at the 2029 annual meeting of shareholders. The Company’s directors are divided into three classes having staggered terms of three years. As described further below, each of the four nominees is an incumbent director. Each nominee has consented to being a nominee and serving on the board, if elected, but if any of the nominees becomes unavailable for election, the holders of the proxies may vote for another nominee when voting at the meeting. Shareholders of the Company have no cumulative voting rights with respect to the election of directors.
Set forth below is information concerning the nominees for election and for the other directors whose terms of office will continue after the meeting.
The board of directors unanimously recommends that you vote “FOR” each of the nominees for director.
Nominees for Election
	Name	Age	Position with the Company	Director Since
Class I Term expires 2029	Jennifer L. DiMotta	52	Director	2018
	Jeffrey G. Ludwig	54	President, Chief Executive Officer and Director	2019
	Richard T. Ramos	63	Director	2012
	Jeffrey C. Smith	64	Chairman of the Board	2005
Continuing Directors
	Name	Age	Position with the Company	Director Since
Class II Term expires 2027	Gerald J. Carlson	67	Director	2024
	James F. Deutsch	70	Director	2026
	Travis J. Franklin	49	Director	2024
	Robert F. Schultz	61	Director	2002
Class III Term expires 2028	R. Dean Bingham	61	Director	2020
	Jerry L. McDaniel	61	Director	2012
	Jeffrey M. McDonnell	62	Director	2015
Each of our continuing directors listed above and, if elected, each of the nominees listed above, will hold office until the annual meeting of shareholders in the year indicated, or until their earlier resignation or removal. If a nominee fails to receive the affirmative vote of the majority of the votes of the shares represented at the meeting and entitled to vote, that nominee will not be elected, resulting in a vacancy on the board of directors. Under the Company’s Articles of Incorporation, the board of directors may fill any such vacancy, including by appointing the nominee who was not elected. There are no arrangements or understandings with any of the nominees pursuant to which they have been selected as nominees or directors.
The business experience of each nominee and continuing director, as well as their qualifications to serve on the board, is set forth below. Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last five years. Other than as described below, no nominee, continuing director or executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers.

Jeffrey C. Smith
Background.   Mr. Smith serves as the Chairman of the Company, a position he has held since 2020. He is a Principal and Managing Partner of Walters Golf Management, a golf club management company headquartered in St. Louis, Missouri, which manages a number of properties and offers turnkey management, construction management, acquisition, consulting, agronomics and remodeling/redecorating services. The company also has a revenue management business assisting facilities to improve annual green fee income through innovative software systems and methodologies. He has been with Walters Golf Management Group since 1996 and also serves on two not-for-profit philanthropic boards, The Greater St. Louis Golf Charities, and the Metropolitan Golf Foundation. Mr. Smith received his B.S. in Education from the University of Missouri.
Skills and Qualifications.   Our board considered Mr. Smith’s business experience, his management experience as the managing partner of a business and his knowledge of the business community in our St. Louis market area in determining that he should be a member of our board.

Jeffrey G. Ludwig
Background.   Mr. Ludwig serves as President and Chief Executive Officer of the Company, positions he has held since March 2018 and January 2019, respectively, and as Chief Executive Officer of the Bank since March 2018. Prior to those appointments, Mr. Ludwig served as Executive Vice President of the Company and the Bank since 2010, and also as Chief Financial Officer of the Company and the Bank from November 2006, when he joined the Company and the Bank, through November 2016 and from October 2017 until March 2018. Mr. Ludwig also previously served as President of the Bank from November 2016 until he was promoted to Chief Executive Officer of the Bank in March 2018. He serves on the Company’s Executive Committee. Prior to joining the Company, Mr. Ludwig held the positions of Associate Director, Corporate Reporting, for Zimmer Holdings, Inc., an NYSE-listed company in Warsaw, Indiana, from 2005 to 2006; Director of Corporate Accounting for Novellus Systems, Inc., a Nasdaq-listed company in San Jose, California, from 2002 to 2005; and various positions, including Senior Manager — Audit & Advisory Services, for KPMG LLP in its banking practice in St. Louis, Missouri, from 1993 to 2000 and in its technology practice in Mountain View, California, from 2000 to 2002.
In addition to his positions at the Company, Mr. Ludwig serves as a member of the Federal Advisory Council of the Board of Governors of the Federal Reserve System. Mr. Ludwig received his B.S. in Accounting from Eastern Illinois University.
Skills and Qualifications.   Our board considered Mr. Ludwig’s positions as President and Chief Executive Officer of the Company, his experience in executive officer roles within the Bank, and his long-standing relationships within the business community in determining that he should be a member of our board.

R. Dean Bingham
Background.   Mr. Bingham has served on the board of directors of the Bank since 2018 and joined the board of directors of the Company in 2020. Beginning in January 2025, Mr. Bingham served as the Vice Chairman of the Board of Agracel, Inc. Prior to becoming Vice Chairman, Mr. Bingham served as President, and then Chief Executive Officer of Agracel, an industrial developer of facilities for manufacturing and high-tech entities in small to midsized communities, from 1994 to 2024. Throughout his career, Mr. Bingham has been directly involved with the development of over 25 million square feet of industrial projects on long term leases, focused primarily in tertiary markets with an emphasis on manufacturing. Mr. Bingham received his B.S. in Industrial Engineering from the University of Illinois.
Skills and Qualifications.   Our board considered Mr. Bingham’s business experience, his management experience as the President of a business and his knowledge of the business community in determining that he should be a member of our board.

Gerald J. Carlson
Background.   Mr. Carlson joined the Company’s board of directors in February 2024 and serves as Chair of our Audit Committee. He previously served as Managing Partner of KPMG for the firm’s Washington, D.C. metropolitan and Chesapeake regions, a position he held from 2013 until his retirement in 2019. Prior to that, Mr. Carlson served as Managing Partner of KPMG’s St. Louis office, which position he held since 2008. Throughout his career, Mr. Carlson served as an audit partner and advisor to private and publicly held clients, including a number of Fortune 500 companies. As a Managing Partner of KPMG, Mr. Carlson was responsible for leading a culture of ethics and integrity, developing marketplace strategies for growth, overseeing high-quality client service, attracting and retaining key resources and representing KPMG in the marketplace. Mr. Carlson has served on the boards of many organizations, including currently serving on the boards of two private equity backed companies, the Great Rivers Greenway Foundation, Connected DMV, and the Dean’s Advisory Board of the Robert S. Trulaske School of Business at the University of Missouri — Columbia. He previously served on the boards of the Greater Washington Board of Trade, the Regional Business Council, and Catholic Charities of the Archdiocese of St. Louis, among others. Mr. Carlson holds a B.A. in Accounting and a Master’s Degree in Accounting from University of Missouri — Columbia.
Skills and Qualifications.   Our board considered Mr. Carlson’s business and leadership experience as a managing partner of a professional services and audit firm, his experience with both public and private sectors, his knowledge of corporate governance and his accounting experience in determining that he should be a member of our board.

James F. Deutsch
Background.   Mr. Deutsch has over 40 years of experience in banking. Currently, he is a senior partner with Patriot Financial Partners, L.P., a private equity firm based in Radnor, Pennsylvania, and has been with Patriot since January 2012. Prior to joining Patriot in 2012, he served as president, CEO, and founder of Team Capital Bank, a privately held institution headquartered in Bethlehem, Pennsylvania. Before Team Capital, Mr. Deutsch spent over 25 years with Commerce Bank, Brown Brothers Harriman, and Summit Bank. At those banks, he held various management positions in commercial banking, investment banking, and corporate finance. At Patriot, Mr. Deutsch is a member of the Investment Committee, and he also has responsibility for new investment opportunities. He has served on the board of directors of more than ten banks ranging in size from $1 billion to $30 billion in assets. Outside of Patriot, Mr. Deutsch has served on the boards of many not-for-profit agencies and served as Chair on several of those, including the State Theatre, Valley Youth House, and Minsi Trails Boy Scouts. Mr. Deutsch currently serves on the board of Avidbank Holdings, Inc. and previously served on the boards of directors of the following public companies: Trinity Capital (January 2017 –  March 2019); MBT Financial (May 2015 – September 2019); Enterprise Financial Services Corporation (March 2019 – April 2021); and Pacific Mercantile Bancorp (November 2018 – October 2021). Mr. Deutsch received his B.S. in Finance and his MBA from Lehigh University.
Skills and Qualifications.   Our board considered Mr. Deutsch’s extensive experience in banking and the financial services industry and community leadership in determining that he should be a member of our board.

Jennifer L. DiMotta
Background.   Mrs. DiMotta is Co-Founder and Managing Partner of Dundee Growth Partners, an operator-led growth firm that partners with founder-led businesses to drive profitable scale across all industries. At Dundee Growth Partners, she works closely with CEOs and leadership teams to build scalable operating models, strengthen financial discipline, and accelerate sustainable growth.
She is also the Founder of Uprisors, a leadership development platform designed to help high-performing women advance into senior executive roles through a structured, six-step leadership system that integrates leadership development, financial acumen, and personal sustainability.
Previously, Mrs. DiMotta served as President of DiMotta International LLC, an international consulting firm focused on digital transformation, leadership development, and aggressive sales growth. Prior to that, she held senior executive roles across global retail organizations, including Executive Vice President and Chief Marketing Digital Officer of MediaMarktSaturn, Europe’s largest consumer electronics retailer. Earlier in her career, she served as Vice President of Digital and Omnichannel at Bluemercury Inc., Vice President of eCommerce at Sports Authority, Inc., and Senior Director of eCommerce at Office Depot, where she led enterprise-level eCommerce and digital marketing transformation initiatives.
Mrs. DiMotta holds a Bachelor of Arts in Criminal Justice from the University of Nebraska and a Master’s Degree in Leadership from Bellevue University.
Skills and Qualifications.   Our board considered Mrs. DiMotta’s more than 20 years’ experience in leadership and management, business development, and information technology, including omnichannel strategies, in determining that she should be a member of our board.

Travis J. Franklin
Background.   Mr. Franklin is the Executive Vice President and Chief Financial Officer of Heartland Dental, LLC, a leading dental support organization that provides operational support to dental practices nationwide, a position he has held since 2016. Prior to joining Heartland Dental he served as Chief Investment Officer for a family office. Mr. Franklin holds a B.S. in Business Management and an M.B.A. from Eastern Illinois University.
Skills and Qualifications.   Our board considered Mr. Franklin’s business and leadership experience as a chief financial officer of a large private company and his accounting experience in determining that he should be a member of our board.

Jerry L. McDaniel
Background.   Mr. McDaniel, who serves as Chair of our Nominating and Corporate Governance Committee, is President of Superior Fuels, Inc., whose principal business was the wholesale supply of propane and petroleum products prior to the sale of these business lines and which now holds various real estate investments, a position he has held since 2007, and President of Dirtbuster Carwash LLC, which operates carwashes in Southern Illinois and Indiana. In addition to his ownership of these businesses, Mr. McDaniel is a principal in other businesses, including real estate development. Mr. McDaniel is a licensed pilot and previously served on the board of the Southeastern Illinois Community Foundation from 2013 to 2020. Prior to joining our board, Mr. McDaniel served as a director of another local community bank.
Skills and Qualifications.   Our board considered Mr. McDaniel’s experience in starting and running several local businesses, his broad investment experience and his prior service as a director of a community bank in determining that he should be a member of our board.

Jeffrey M. McDonnell
Background.   Mr. McDonnell is Chief Executive Officer of J&J Management Services, Inc., a private management company, a position he has held since 2012, and prior to that as President and Chief Compliance Officer since 1997. Prior to Midland’s acquisition of Heartland Bank in December 2014, Mr. McDonnell was a director of Heartland Bank and its parent company, Love Savings Holding Company. Mr. McDonnell holds a B.A. in Economics from Princeton University, an M.B.A. from the University of Michigan and a certification as a Chartered Financial Analyst.
Skills and Qualifications.   Our board considered Mr. McDonnell’s service on the boards of Love Savings Holding Company and Heartland Bank and his other business experience in determining that he should be a member of our board.

Richard T. Ramos
Background.   Mr. Ramos, who serves as Chair of our Compensation Committee, is Senior Vice President, Chief Financial Officer of Maritz Development, operating unit of Maritz Holdings, Inc., headquartered in St. Louis, Missouri. Prior to this position, Mr. Ramos was the Executive Vice President of Maritz Holdings, Inc. Maritz specializes in the design and development of incentive, reward and loyalty programs focused on improving workforce quality and customer satisfaction. He has been with Maritz since 2000. Prior to joining Maritz, Mr. Ramos served as Chief Financial Officer for Purcell Tire and Rubber Company, practiced corporate law at the firm of Blumenfeld, Kaplan and Sandweiss in St. Louis, and was a senior manager at KPMG LLP. He received his B.S. in Business Administration from the University of Missouri in St. Louis and his J.D. from St. Louis University School of Law. Mr. Ramos is a Certified Public Accountant (inactive) and a member of the Missouri Bar.
Skills and Qualifications.   Our board considered Mr. Ramos’s experience as a chief financial officer and board member and his accounting acumen in determining that he should be a member of our board.

Robert F. Schultz
Background.   Mr. Schultz serves as Managing Partner of the J.M. Schultz Investment, L.L.C., a private family office. He has been with this organization since 1989. Since 1996, he also has served as Chairman of the Board of Directors of AKRA Builders Inc., a multi-state construction, design-build and project management firm headquartered in Teutopolis, Illinois. Prior to joining the Company’s board of directors, he served on the board of directors of Prime Banc Corp. and First National Bank of Dieterich. He also serves as a founding board member of national, state and regional non-profit organizations focused on social services and student education. Mr. Schultz received his B.S. in Finance from the University of Illinois and a J.D. from the University of Notre Dame Law School.
Skills and Qualifications.   Our board considered Mr. Schultz’s business and investment experience, his experience as a director of other community banks, and his knowledge of the business community in our central Illinois market area in determining that he should be a member of our board.

The business experience for each of our executive officers not discussed above is as follows:
Jeffrey S. Mefford.   Mr. Mefford, age 60, serves as Executive Vice President of the Company and President of the Bank, positions he has held since March 2018. As previously disclosed, he has informed the Company and the Bank of his plan to retire, effective June 30, 2026. Mr. Mefford has been with the Bank since 2003, and prior to his appointment as Executive Vice President of the Company and President of the Bank, he served as the Bank’s Executive Vice President — Banking since October 2010. Prior to serving as Executive Vice President — Banking, Mr. Mefford served as the Bank’s Illinois Region Market President, responsible for the banking offices in our central Illinois market. Prior to joining the Bank, Mr. Mefford held the position of President and Chief Executive Officer of Farmers State Bank of Camp Point in Camp Point, Illinois, from 2000 to 2003. Mr. Mefford received his B.S. in Business Administration from Illinois College and his M.B.A. from William Woods University.
Jeremy A. Jameson.   Mr. Jameson, age 45, serves as Executive Vice President and Chief Credit Officer of the Bank, a position he has held since July 2024, and the Bank plans to promote him to the newly-created role of Executive Vice President — Chief Banking Officer, effective March 31, 2026, in connection with Mr. Mefford’s anticipated retirement. Prior to joining the Bank, Mr. Jameson served as the Executive Vice President and Chief Credit Officer of Battle Bank from October 2022 to July 2024 and as the Senior Vice President and Director of Credit Policy & Administration at Enterprise Bank & Trust from April 2016 through October 2022. Previously, Mr. Jameson held positions at various other banks, and he has over 20 years of experience in the banking industry. He received his B.S. in Finance from Iowa State University and graduated from Louisiana State University’s Graduate School of Banking.

Claire A. Stack.   Ms. Stack, age 37, serves as the Company’s Vice President — Chief Accounting Officer and interim Chief Financial Officer. Prior to her appointment to these positions on March 5, 2026, she served as the Company’s Corporate Controller, since joining the Company in November 2025. Ms. Stack brings more than fifteen years of accounting and finance leadership experience within the financial services sector, including public bank accounting, SEC reporting, internal controls, and audit and regulatory compliance. She is a Certified Public Accountant (CPA) and previously served as Corporate Controller at Steelcase, Inc., a publicly traded furniture company, and held various senior leadership positions in accounting and finance at CliftonLarsonAllen LLP, a public accounting firm, Agracel, Inc., an industrial real estate developer, PricewaterhouseCoopers LLP, and KPMG LLP. She holds a Bachelor of Science in Accounting and Technology Management from Indiana University’s Kelley School of Business.
Daniel E. Casey.   Mr. Casey, age 54, serves as the Bank’s Executive Vice President and Chief Risk Officer, a position he has held since May 2023. Prior to joining the Bank, Mr. Casey was the Managing Director, Global Head of Credit Portfolio Management (Integrated Supply and Trading) at BP plc from 2009 to 2023. He also held positions at ABN AMRO Bank N.V./ LaSalle Bank, N.A., as Managing Director, Portfolio Strategist and Global Head of Markets (Group Treasury) from 2004 to 2009, and Bank One, N.A. as Director, Credit Portfolio Group from 2002 to 2004. Mr. Casey received his B.S. in Finance from Eastern Illinois University and his M.B.A. from St. Xavier University, Graham School of Management.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“NEOs”) listed below. This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to the fiscal year ended December 31, 2025.
Name	Position
Jeffrey G. Ludwig	President and Chief Executive Officer
Jeffrey S. Mefford	Executive Vice President and President of the Bank
Jeremy A. Jameson	Executive Vice President and Chief Credit Officer
Eric T. Lemke(1)	Senior Vice President and Chief Financial Officer
Daniel E. Casey	Executive Vice President and Chief Risk Officer of the Bank

(1)
On March 5, 2026, Mr. Lemke was terminated from his position as Chief Financial Officer

EXECUTIVE SUMMARY
2025 Compensation Highlights
We compensate our NEOs with a combination of base salary, annual cash incentive bonuses, long-term equity incentive awards, and other benefits, including perquisites. Our executive compensation program is designed to attract, retain and motivate qualified and talented executives to achieve our short- and long-term business goals and create shareholder value.
Based on our performance and consistent with the design of our program, the Compensation Committee made the following executive compensation decisions for fiscal year 2025:
•
Base Salaries.   The Compensation Committee maintained base salaries for Messrs. Ludwig, Mefford and Lemke at their 2024 levels. Mr. Casey received a mid-year base salary increase of approximately 4.5%. See “2025 Executive Compensation Program in Detail” within this CD&A section for more information.

•
Annual Cash Incentive Bonuses.   For 2025, the Compensation Committee refined the performance metrics that drive annual incentives to place explicit and equal emphasis on profitability and credit quality by retaining adjusted earnings per share as a core profitability measure and replacing adjusted revenue with a non-performing assets to total assets metric, while continuing to emphasize core operating performance through adjusted pre-tax, pre-provision income. In connection with this change, the Compensation Committee eliminated the prior risk-based capital and asset quality qualifying metrics, reflecting its view that credit quality and capital discipline are more effectively addressed through direct, weighted performance measures rather than post-performance adjustments. Based on performance for 2025, the Compensation Committee approved award payouts at 40% of target under the Company’s Corporate Bonus Plan. See “2025 Executive Compensation Program in Detail” within this CD&A section for more information.

•
Long-Term Equity Incentive Awards.   The Compensation Committee granted equity awards using 100% restricted stock, which are subject to four-year vesting schedules.

Compensation Best Practices
Our Compensation Committee considers it important to design our compensation program in accordance with best practices for public companies, while continuing to be able to recruit and retain superior executive talent.

What We Do	What We Do Not Do

•
Use performance-based incentives as a significant portion of our NEOs’ total compensation

•
Use peer group benchmarking to inform compensation decisions

•
Condition short-term incentive-based compensation on key performance metrics (non-performing assets/total assets, adjusted earnings per share and adjusted pre-tax pre-provision income)

•
Condition annual long-term incentives on four-year equal tranche vesting

•
Have a clawback policy for incentive compensation that is compliant with SEC and NASDAQ rules

•
Have stock ownership guidelines for executives and directors

•
Provide for severance payments only upon an involuntary termination of employment where the termination was without cause or for “good reason” (whether or not such termination is in connection with a change in control)

•
Conduct an annual risk-based assessment of our compensation program

•
Provide tax gross-ups, except for those available to all employees generally

•
Include walk-away severance payments or single-trigger cash payments upon a change in control

•
Provide single-trigger vesting of equity awards in change of control transactions for awards granted under our 2019 Long-Term Incentive Plan

•
Re-price equity awards without prior shareholder approval

•
Allow hedging of Company stock

•
No liberal change in control definition in individual contracts or equity plans and no unspecified treatment of equity awards in the event of a change in control

•
Offer any executive pension plans

•
Have employment agreements that provide for guaranteed salary increases, cash incentive bonuses, or equity incentive compensation

Prior Year’s Say-on-Pay Vote
At the Company’s 2025 annual meeting of shareholders, the nonbinding, advisory proposal to approve the compensation of certain executive officers received the approval of approximately 87% of the shares having voting power and present at the meeting. The Company, the board of directors and the Compensation Committee pay careful attention to shareholder feedback regarding executive compensation, including the nonbinding, advisory vote, and believe that the vote reflects our shareholders’ support of our compensation philosophy and the manner in which we compensate our NEOs. The Compensation Committee generally considered the strong support for the advisory vote on executive compensation as part of its evaluation of the 2025 compensation program.
We will continue to review, evaluate and modify the structure and design of our program to meet its objectives, promote strategic growth, increase value for our shareholders, and maintain a competitive executive compensation package in relation to our peers.
WHAT GUIDES OUR PROGRAM
Compensation Philosophy and Objectives
We strive to be among the top performing community banks in the nation. While our operations are primarily located in Illinois and the St. Louis metropolitan area in Missouri, we measure our performance on both a local and national level. Our compensation philosophy reflects this vision and strategy.
We structure our executive compensation program to align our NEOs’ compensation with both our short-term and long-term business objectives and the creation of shareholder value. By doing so, our executive compensation program enables us to attract, retain, and motivate executive officers who contribute to our financial performance and success. In particular, we do the following:

•
use short-term performance-based incentives, which are conditioned on the achievement of certain non-performing assets/total assets, adjusted earnings per share, adjusted pre-tax, pre-provision income targets that focus our executive team on sustaining top-level performance of the Company, as a meaningful portion of our NEOs’ total compensation;

•
provide long-term equity incentive awards that focus our executive team on creating long-term value for our shareholders and incentivize long-term executive retention;

•
ensure a sufficient base level of annual salary in both strong and weak economic markets to attract and retain national-level executive talent; and

•
conduct, through our Risk Management Department, an annual risk-based assessment of our compensation program to help ensure our overall compensation program is designed to incentivize long-term shareholder growth without incentivizing short-term risk taking.

In evaluating our compensation packages, the Compensation Committee is mindful of the need to compete for national-level executive talent and attract talent to Effingham, Illinois, the location of our corporate headquarters. In this endeavor, one of our challenges has been persuading top-level talent, often from major metropolitan areas, to relocate to and remain in Effingham, which is a town of slightly more than 12,000 people situated approximately two hours from St. Louis, Missouri and Indianapolis, Indiana. As a result, our executive compensation program offers compensation packages that are competitive with those offered by our peers, regardless of locality.
While the Compensation Committee considers the pay practices of our peers as one of many factors in establishing our executive compensation program, it does not set compensation at a specific percentile of our peers. As discussed in more detail below, the Compensation Committee has established a selective group of peers with the assistance of our independent compensation consultant.
Elements of Compensation
Our compensation philosophy is supported by the following principal elements of compensation:
Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide competitive and consistent compensation relative to similar positions in the market and enable the Company to attract and retain critical executive talent.
Annual Incentives	Cash (Variable)	Reward executive officers for delivering on annual strategic objectives.
Long-Term Incentives	Equity (Variable)	Provide incentives for our NEOs to create shareholder value and retain our NEOs through long-term vesting.
Pay Mix
The charts below show the target annual total direct compensation of our CEO and our other NEOs for fiscal 2025. These charts illustrate that a meaningful portion of executive compensation is variable (58% for our CEO and an average of 52% for our other NEOs).

The Decision-Making Process
The Role of the Compensation Committee.   The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent, non-employee members of the Board. The Compensation Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which may be accessed at www.midlandsb.com under “Investors — Corporate Governance — Governance Highlights.”
Role of Executive Officers.   None of our NEOs participates in or makes recommendations with respect to the determination of their own compensation. The Compensation Committee is responsible for all compensation decisions affecting our Chief Executive Officer. Additionally, the Compensation Committee sets the terms of the performance-based annual cash incentive bonuses and long-term equity incentive awards for all our NEOs and determines the actual payouts of such bonuses and awards. Our Chief Executive Officer recommends salary adjustments for the other NEOs, which the Compensation Committee reviews and approves prior to adjustments becoming effective.
Use of Independent Consultants.   The Compensation Committee has authority to retain, at the Company’s expense, outside counsel, experts, compensation consultants and other advisors, as needed. For 2025, the Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as an independent compensation consultant to advise it on compensation matters. In 2025, Pearl Meyer’s specific services to the Compensation Committee included reviewing and updating, as appropriate, our compensation philosophy; analyzing our NEO and director compensation levels, including based on our peer group; reviewing the alignment of CEO pay with bank performance, and analyzing our equity utilization. Pearl Meyer also provided reports to the Compensation Committee on market compensation trends and developments.
In its engagement of Pearl Meyer, the Compensation Committee considered the independence of its compensation advisor under applicable SEC and Nasdaq listing rules and concluded there was no conflict of interest with respect to their engagement.
The Role of Peer Group Companies.   The Compensation Committee strives to set a competitive level of total compensation for each NEO as compared with executive officers in similar positions at peer companies. The Compensation Committee reviews the composition of the peer group on an annual basis to ensure that it continues to be appropriate.
The peer group used for the purpose of setting 2025 compensation levels was the same peer group used in 2023 and 2024. This peer group was originally established following a comprehensive and in-depth assessment by the Compensation Committee, conducted with the support of Pearl Meyer, to ensure that the selected companies appropriately reflected the Bank’s size, scope, and market position. In conducting this review, the Compensation Committee considered objective screening criteria, including asset size, business mix, geographic footprint, and overall organizational complexity, as well as qualitative factors such as business model and strategic profile. The assessment also incorporated a review of the broader marketplace to identify any necessary additions or removals, resulting in significant and appropriate changes to the peer group at that time. During its 2024 review of the peer group, the Compensation Committee determined that the current group of peer companies remained appropriate for 2025 compensation decisions.
Our peer group companies for 2025 were as follows:
City Holding Company	First Merchants Corporation	Park National Corporation
Community Trust Bancorp, Inc.	German American Bancorp, Inc.	Peoples Bancorp Inc.
Enterprise Financial Services Corp	Horizon Bancorp, Inc.	QCR Holdings, Inc.
FB Financial Corporation	Independent Bank Corporation (MI)	S&T Bancorp, Inc.
First Bancorp	Lakeland Financial Corporation	Sandy Spring Bancorp, Inc.
First Busey Corporation	Northwest Bancshares, Inc.	Tompkins Financial Corporation
First Commonwealth Financial Corp	Origin Bancorp, Inc.

It is important to note that this peer group and other market data provided by Pearl Meyer is not the sole determinant in setting pay levels for our NEOs. The Compensation Committee also considers Company and individual performance and the nature of an individual’s role within the Company, as well as his or her experience and contributions to his or her current role when making its compensation-related decisions.
2025 EXECUTIVE COMPENSATION PROGRAM IN DETAIL
Base Salary
Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. The Compensation Committee reviews and approves the base salaries of our NEOs and sets the compensation of our Chief Executive Officer. In setting the base salary of each NEO, the Compensation Committee relies on market data provided annually by our independent compensation consultant and survey data from industry resources. Salary levels are typically considered annually as part of our executive compensation review process and upon a promotion or other change in job responsibility.
After the Compensation Committee’s annual review of NEO base salaries it determined that base salaries for most NEOs would remain unchanged for 2025. Accordingly, the base salaries of Messrs. Ludwig, Mefford and Lemke were maintained at their 2024 levels. Mr. Casey received a mid-year base salary increase of approximately 4.5% to improve his competitive positioning relative to the market. In making these determinations, the Compensation Committee considered individual performance, market positioning, and the Company’s overall performance. The table below states the base salaries for our NEOs in 2024 and 2025.
Name	2024 Base Salary	2025 Base Salary	Increase
Jeffrey G. Ludwig	$749,800	$749,800	N/A%
Jeffrey S. Mefford	525,000	525,000	N/A%
Jeremy A. Jameson(1)	N/A	525,000	N/A%
Eric T. Lemke	437,400	437,400	N/A%
Daniel E. Casey(2)	334,800	350,000	4.5%

(1)
Mr. Jameson was not a NEO in 2024. Mr. Jameson’s base salary was increased mid-year 2025 to the level reflected.

(2)
Mr. Casey’s salary was increased mid-year 2025 to the level reflected.

Annual Cash Incentive Bonus — Corporate Bonus Plan
The Compensation Committee believes that performance-based compensation can and should incentivize our NEOs to drive the Company’s growth, balanced with the assumption of reasonable risk. Accordingly, we account for several performance- and risk-based metrics in their annual cash incentive bonuses.
Annual cash incentive bonuses may be earned in accordance with the terms of the Company’s Corporate Bonus Plan (the “Bonus Plan”). Actual payouts depend on the achievement of pre-determined financial performance objectives and can range from 0% to a cap of 198% of target award amounts. Target annual award opportunities are expressed as a percentage of base salary and were established based on the NEO’s level of responsibility and their ability to impact the Company’s overall financial results. To emphasize corporate performance, 100% of the bonus opportunities available to our NEOs are conditioned on Company performance.
On a year-by-year basis, the Compensation Committee structures the Bonus Plan by selecting and weighting annual financial goals under which bonuses may be earned. In accordance with the weighting assigned by the Compensation Committee, our NEOs are eligible to earn a portion of their target cash incentive bonuses if the Company attains a sufficient level of performance for a particular metric. If we fail to attain more than 90% of the target performance goal for any performance metric, our NEOs earn no amount of their target bonuses subject to such metric. If we achieve greater than 90% but less than 100% of the target performance goal for any performance metric, our NEOs earn between 50% and 100% of the amount of their target bonuses subject to such metric, with actual payouts determined based on a sliding scale. If we achieve above 100% of a performance goal, the NEOs will earn an increased percentage of the amount of their target bonuses. Performance at or above 130% of target for the adjusted EPS and adjusted pre-tax pre-provision measures results in a maximum payout of 250% of target for each of these measures. Payouts for the nonperforming assets to total assets measure are capped at the target level.
Annual cash incentive bonuses are based on the level of achievement of financial metrics selected by the Compensation Committee for the respective year. As described in this CD&A under “Executive Summary — 2025 Compensation Highlights above, the annual cash incentive bonuses for our NEOs in 2025 were based upon the following Company performance metrics:
•
Non-Performing Assets/Total Assets — 35% of the annual cash incentive bonus was based upon achieving a specified non-performing assets to total assets goal for the year, defined as the total amount of non-performing assets, which includes non-accrual loans, loans 90 days or more past due and still accruing interest, and other real estate owned, divided by the amount of total assets (“NPA/Total Assets”).

•
Adjusted Earnings Per Share — 35% of the annual cash incentive bonus was based upon achieving a specified earnings per share goal for the year, as adjusted for certain items, including loss on sales of investment securities, net, and gain on repurchase of subordinated debt (“Adjusted EPS”).

•
Adjusted Pre-Tax, Pre-Provision Income — 30% of the annual cash incentive bonus was based upon achieving a specified pre-tax, pre-provision income goal for the year, as adjusted for certain items, including loss on sales of investment securities, net, and gain on repurchase of subordinated debt (“Adjusted PTPP Income”).

The table below summarizes the components and results of the Bonus Plan for our NEOs for the 2025 fiscal year.
2025 Metric (dollars in thousands, except per share data)	Metric Weight	Threshold Goal	Target Goal	Actual Result	Percent Attained	Payout Percentage
NPA/Total Assets	35%	1.39%	1.55%	1.02%	100%	35%
Adjusted EPS	35%	$2.57	$2.85	$1.46	0%	0%
Adjusted PTPP Income	30%	$100,198	$111,331	$104,234	70%	21%
Total Payout						56%
The Compensation Committee oversees performance throughout the fiscal year, evaluating progress against set objectives, and has the discretion to consider adjustments for exceptional items that may distort the assessment of normal operating performance, such as costs related to restructuring, acquisitions, legal matters, and pandemic-related impacts. These adjustments aim to maintain fairness to both participants and shareholders, while also fostering actions that promote the long-term health of the business and align with predetermined performance goals. For 2025, the Compensation Committee elected to exercise its discretion to decrease the incentive bonuses for our NEOs from 56% of target level to 40% of target level.
Based upon achievement against the performance metrics for 2025, the Corporate Bonus Plan funded at levels that would have resulted in payouts above those ultimately approved. After considering overall performance and stock price results, the Compensation Committee exercised its discretion to reduce bonus payouts to levels it believed appropriately reflected Company performance, shareholder experience, and investor expectations. The table below summarizes the annual cash incentive bonus targets and actual payouts for each NEO for the 2025 fiscal year.

Name	2025 Target (% of Salary)	Actual Bonus (% of Salary)	Actual Bonus ($)
Jeffrey G. Ludwig	65%	26%	194,956
Jeffrey S. Mefford	60%	24%	126,000
Jeremy A. Jameson	65%	26%	118,662
Eric T. Lemke	40%	16%	69,987
Daniel E. Casey	40%	16%	54,498
Long-Term Equity Incentive Awards
The Compensation Committee believes that equity awards serve to align each officer’s interests with those of our shareholders. The equity awards held by our NEOs and reflected in the compensation tables below all relate to awards made under our 2019 Long-Term Incentive Plan (the “2019 LTIP”) or its predecessor plans.
The Compensation Committee typically grants equity awards to each NEO at the time the individual is hired and, thereafter, on an annual basis as part of our overall executive compensation program. The Compensation Committee grants equity awards to encourage our NEOs to stay with, and maximize the performance of, the Company over the long term and to discourage excessive focus on short-term metrics at the expense of the long-term health of the organization.
In November 2025, the Compensation Committee granted equity awards using 100% restricted stock as follows:
Name	Shares of Restricted Stock	Per Share Fair Value	Actual Grant Date Fair Value
Jeffrey G. Ludwig	38,410	$14.64	$562,322
Jeffrey S. Mefford	23,310	$14.64	$341,258
Jeremy A. Jameson	23,310	$14.64	$341,258
Eric T. Lemke	14,940	$14.64	$218,721
Daniel E. Casey	10,760	$14.64	$157,526
Each grant of restricted stock awards vests annually in equal portions on the first four anniversaries of the grant date, assuming the executive’s employment has not previously terminated. Each grant also vests in full upon an involuntary termination in connection with a change in control of the Company or the NEO’s termination of employment due to death or disability. The grant date fair value of the restricted stock awards in 2025 was determined based on a share price of $14.64, the closing share price of the Company’s common stock as of the trading day immediately prior to the date of grant.
In addition to the equity awards described above, on May 5, 2025, Mr. Jameson received an additional award of 27,278 shares of restricted stock. As with the other awards described above, this award vests annually in equal portions on the first four anniversaries of the grant date, assuming Mr. Jameson’s employment has not previously terminated. The grant also vests in full upon an involuntary termination in connection with a change in control of the Company or Mr. Jameson’s termination of employment due to death or disability. The grant date fair value of the award was determined based on a share price of $18.33, the closing share price of the Company’s common stock as of the trading day immediately prior to the date of grant.
OTHER PRACTICES, POLICIES & GUIDELINES
Stock Ownership Guidelines
The Board believes that executive officers and directors of the Company should own and hold Company common stock (“MSBI Stock”) to further align their interests with the long-term interests of

Company shareholders and further promote the Company’s commitment to sound corporate governance. Effective January 1, 2025, the guidelines are as follows:
Title	Guideline
CEO	3x base salary
Other Section 16 Officers	2x base salary
Directors	5x cash retainer
Shares owned outright by the executive officer/director or his or her immediate family members residing in the same household; shares held in trust for the benefit of the executive officer/director or his or her immediate family members residing in the same household; vested and unvested restricted stock awards; and vested deferred stock units, restricted stock units or performance share units that may only be settled in shares all count toward meeting the guidelines.
Executives and directors are expected to reach the required ownership level within five years of their appointment or election to their respective roles. Unless an executive or director has satisfied his or her applicable guideline level, until the guideline level is satisfied, they are required to retain an amount equal to 25% of the shares of MSBI Stock (or net shares where applicable) received as the result of the exercise, vesting or payment of any MSBI equity awards. The Company will regularly review and report on compliance with these Guidelines, and adjustments to the Guideline levels may be made as necessary to reflect changes in executive/director compensation or Company performance. As of December 31, 2025, each of the NEOs was in compliance with the guidelines.
Clawback Policy
In November 2023, our Board adopted a clawback policy in accordance with Securities and Exchange Commission rules and the listing standards of the Nasdaq Stock Market LLC (Nasdaq), a copy of which is filed as an exhibit to our Annual Report on Form 10-K. The policy requires that we recoup certain cash and equity incentive compensation paid to or deferred by certain executives in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, and the compensation would not have been awarded under the restated financial information, subject to the other terms and limitations set forth in the policy.
During the year ended December 31, 2025, the Company was required to prepare an accounting restatement of its financial statements as of and for the year ended December 31, 2023, for the year ended December 31, 2022, and for the interim quarterly periods in 2024 and 2023. The errors related to the Company’s accounting for loans originated pursuant to third-party loan origination and servicing programs, which go back as far as 2012. For additional information, please see Note 25 to the Company’s audited financial statements as of and for the period ended December 31, 2024.
In accordance with the Company’s clawback policy, the Audit Committee reviewed the incentive-based compensation, as such term is defined under the clawback policy, that was received by each of the Company’s current and former executive officers on or after October 2, 2023, which was the effective date of the clawback policy, and that was granted in whole or in part based on financial reporting measures, as such term is defined in the clawback policy, for the periods covered by the restatement, which included incentive-based compensation granted in 2025 and 2024 based on financial reporting measures for the years ended December 31, 2024 and 2023, respectively. In addition, the Audit Committee determined the amount of incentive-based compensation that would have been received by each such executive officer had it been determined based on the restated amounts. In conducting this review and making these determinations, the Audit Committee consulted with the Compensation Committee to confirm the processes and judgements used to determine incentive-based compensation, including, in each case, the rationale for and scope of certain adjustments that the Compensation Committee has historically made when determining the values of the various financial reporting measures that were used to determine incentive-based compensation during the applicable periods, and obtained related information from the Compensation Committee’s compensation consultant. After considering these details and the nature of the restatement, including the fact that its effects on the financial reporting measures used in determining incentive-based compensation were temporary in nature, the Audit Committee determined that the amount of incentive-based compensation that would have been received by each of the Company’s current and former executive officers during and with respect to the relevant periods, had it been determined based on the restated amounts, was no less than the amount of incentive-based compensation actually received by each of them. Accordingly, the Audit Committee determined that there was no erroneously awarded compensation, as such term is defined in the clawback policy, and therefore that no recovery was required.
Anti-Hedging Policy
Our insider trading policy prohibits our directors, executive officers and employees from entering into any hedging transaction with respect to any of the Company’s securities. See “Corporate Governance and the Board of Directors — Anti-Hedging Policy” for more details.
Practices Related to the Grant of Certain Equity Awards
The Company does not currently grant new awards of stock options, stock appreciation rights or similar option-like instruments (“Options”). Accordingly, the Company has no specific policy or practice on the timing of awards of Options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of Options, the Board will evaluate the appropriate steps to take in relation to the foregoing.
Benefits and Other Perquisites
The NEOs are eligible to participate in the same benefit plans offered to all of our full-time employees, including plans providing health, dental, vision, disability and basic group life insurance coverage and various retirement benefits. These plans are described in the “Executive Compensation — Other Compensation Programs” section below.
Regulatory Impact on Compensation
As a publicly traded financial institution, the Company is subject to additional regulatory requirements, most notably, the Interagency Guidelines Establishing Standards for Safety and Soundness (the “Safety and Soundness Standards”). The Federal Deposit Insurance Corporation (the “FDIC”) has long held that excessive compensation is prohibited as an unsafe and unsound practice under the Safety and Soundness Standards. In describing a framework to determine whether compensation is excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or non-cash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee’s compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that, in order to give proper context, such an assessment must be made in light of the institution’s overall financial condition.
Additionally, the Compensation Committee must also take into account the joint agency Guidance on Sound Incentive Compensation Policies (the “Guidance”), which is intended to complement the Safety and Soundness Standards. The Guidance sets forth a framework for assessing and mitigating risk associated with incentive compensation plans, programs and arrangements maintained by financial institutions.
Other matters, such as accounting, tax and SEC requirements regarding risk assessment are also considered by the Compensation Committee as part of its compensation design and annual decisions.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on our review and discussion with management, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
Submitted by:
Richard T. Ramos (Chair)
James F. Deutsch
Jennifer L. DiMotta
Jeffrey C. Smith
Members of the Compensation Committee

EXECUTIVE COMPENSATION
The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our NEOs in the future. We will continue to review, evaluate and modify our compensation program to maintain a competitive total compensation package. As such, the compensation program in the future could vary from our historical practices.
Summary Compensation Table
The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal years ended December 31, 2025, 2024 and 2023 by each of our NEOs.
Summary Compensation Table
Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Jeffrey G. Ludwig President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank	2025	749,800	562,322	194,956	25,163	1,532,241
	2024	749,800	562,276	130,233	23,934	1,466,243
	2023	721,000	540,782	348,731	23,272	1,633,785
Jeffrey S. Mefford Executive Vice President of the Company and President of the Bank	2025	525,000	341,258	126,000	23,577	1,015,835
	2024	525,000	341,112	82,223	22,252	970,587
	2023	463,600	401,248	206,939	21,540	1,093,227
Jeremy A. Jameson(5) Executive Vice President and Chief Credit Officer of the Bank	2025	456,400	841,264	118,662	11,500	1,427,826
Eric T. Lemke Senior Vice President and Chief Financial Officer of the Company and the Bank	2025	437,400	218,721	69,987	16,097	742,205
	2024	437,400	218,647	46,299	15,795	718,141
	2023	405,020	202,475	119,889	14,815	742,199
Daniel E. Casey(6) Executive Vice President and Chief Risk Officer of the Bank	2025	340,615	157,526	54,498	11,630	564,269
	2024	334,800	150,704	35,870	10,500	531,874
	2023	206,250	196,245	61,875	6,312	470,682

(1)
The amounts set forth in the “Salary” column reflects base salary earned in each fiscal year.

(2)
The amounts set forth in the “Stock Awards” column reflect the aggregate grant date fair value of stock awards for the years ended December 31, 2025, 2024 and 2023 in accordance with FASB ASC Topic 718. The assumptions used in calculating the stock award amounts are set forth in Note 16 to our consolidated financial statements filed with the SEC on our Annual Report on Form 10-K for the year ended December 31, 2025.

(3)
The amounts set forth in the “Non-Equity Incentive Plan Compensation” column reflect annual cash incentive awards earned pursuant to the Bonus Plan.

(4)
The amounts set forth in the “All Other Compensation” column for the 2025 fiscal year are summarized below.

Name	Year	Perquisites(i) ($)	Company 401(k) Match(ii) ($)	Company HSA(ii) ($)	Total “All Other Compensation” ($)
Jeffrey G. Ludwig	2025	13,663	10,500	1,000	25,163
Jeffrey S. Mefford	2025	12,077	10,500	1,000	23,577
Jeremy A. Jameson	2025	—	10,500	1,000	11,500
Eric T. Lemke	2025	5,597	10,500	—	16,097
Daniel E. Casey	2025	130	10,500	1,000	11,630

(i)
The amounts set forth in the “Perquisites” column for each of the NEOs includes imputed income (determined for income tax reporting) on the BOLI split-dollar benefit. Additionally, the reported amount includes club dues for each of Messrs. Ludwig, Mefford and Lemke, and the use of a Company-owned vehicle for each of Messrs. Ludwig and Mefford.

(ii)
The amounts set forth in the “Company 401(k) Match” column reflect Company matching contributions under the 401(k) Plan.

(iii)
The amounts set forth in the “Company HSA” column reflect Company contributions under the health savings accounts.

(5)
Mr. Jameson was hired as Chief Credit Officer of the Bank on July 29, 2024.

(6)
Mr. Casey was hired as Chief Risk Officer of the Bank on May 1, 2023.

Grants of Plan-Based Awards
The following table provides information on incentive compensation and equity grants awarded to our NEOs during 2025. All such grants were made under our 2019 LTIP, which is described in more detail below.
Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)
Jeffrey G. Ludwig	—	243,685	487,370	965,031	—	—
	11/03/25	—	—	—	38,410	562,322
Jeffrey S. Mefford	—	157,500	315,000	623,701	—	—
	11/03/25	—	—	—	23,310	341,258
Jeremy A. Jameson	—	148,328	296,656	587,379	—	—
	11/03/25	—	—	—	23,310	341,258
	05/05/25	—	—	—	27,278	500,005
Eric T. Lemke	—	87,480	174,960	346,397	—	—
	11/03/25	—	—	—	14,940	218,721
Daniel E. Casey	—	68,123	136,246	269,767	—	—
	11/03/25	—	—	—	10,760	157,526

(1)
The amounts set forth in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns reflect the threshold, target, and maximum payouts for performance under the Bonus Plan, assuming that the respective level of performance is attained for all applicable metrics, and are determined based on base salary, as described in “Compensation Discussion and Analysis — Annual Incentive Bonus — Corporate Bonus Plan.” The amount earned by each NEO for 2025 performance is included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)
The amounts set forth in the “All Other Stock Awards: Number of Shares of Stock or Units” column reflect restricted stock awards that vest in 25% increments on the first, second, third and fourth anniversary of the date of grant. These restricted stock awards are accelerated and vest in full upon an involuntary termination or non-assumption of the awards in connection with a change in control of the Company or upon the participant’s death or disability.

(3)
The amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column reflect the aggregate grant date fair value of restricted stock in accordance with FASB ASC Topic 718.

Outstanding Equity Awards
The following table provides information for each of our NEOs regarding outstanding stock options and unvested stock awards held by the officers as of December 31, 2025. Market values are presented as of the end of 2025 (based on the closing price of our common stock of $21.17 on December 31, 2025 (the last trading day of the year)) for outstanding stock awards, which include 2025 grants and prior-year grants.
Outstanding Equity Awards at Fiscal Year-End
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
		Exercisable (#)	Unexercisable (#)
Jeffrey G. Ludwig	11/3/25	—	—	—	—	38,410	813,139
	11/7/24	—	—	—	—	15,082	319,285
	11/6/23	—	—	—	—	11,685	247,371
	10/31/22	39,218	13,073	28.43	10/31/32	2,308	48,860
	11/16/16	8,383	—	28.59	11/16/26	—	—
		47,601	13,073			67,485	1,428,655
Jeffrey S. Mefford	11/3/25	—	—	—	—	23,310	493,472
	11/7/24	—	—	—	—	9,150	193,705
	11/6/23	—	—	—	—	6,510	137,816
	11/6/23	—	—	—	—	4,320	91,454
	10/31/22	21,850	7,283	28.43	10/31/32	1,286	27,224
	11/16/16	5,341	—	28.59	11/16/26	—	—
		27,191	7,283			44,576	943,671
Jeremy A. Jameson	11/3/25	—	—	—	—	23,310	493,472
	5/5/25	—	—	—	—	27,278	577,475
	11/7/24	—	—	—	—	1,740	36,835
	8/5/24	—	—	—	—	3,395	71,872
		0	0			55,723	1,179,654
Eric T. Lemke	11/3/25	—	—	—	—	14,940	316,279
	11/7/24	—	—	—	—	5,865	124,162
	11/6/23	—	—	—	—	4,375	92,618
	10/31/22	14,380	4,793	28.43	10/31/32	846	17,909
		14,380	4,793			26,026	550,968
Daniel E. Casey	11/3/25	—	—	—	—	10,760	227,789
	11/7/24	—	—	—	—	4,042	85,569
	11/6/23	—	—	—	—	3,160	66,897
	5/1/23	—	—	—	—	1,250	26,462
		0	0			19,212	406,717

(1)
All awards in this column that remain subject to vesting vest in 25% increments on the first, second, third and fourth anniversary of the date of grant with the exception of 4,320 shares granted to Mr. Mefford in 2023, which 100% cliff vest on the fourth anniversary of the date of grant. Stock options and restricted stock awards granted under our 2019 LTIP are accelerated and vest in full upon an involuntary termination or cancellation of the awards in connection with a change in control of the Company or upon the participant’s death or disability. All of the outstanding stock option awards shown above granted before May 3, 2019 were granted under our 2010 Long-Term Incentive Plan (the “2010 LTIP”). All of the other awards shown above were granted under our 2019 LTIP.

Option Exercises and Stock Vested in 2025
The following table sets forth information concerning the exercise of options and vesting of stock awards with respect to each NEO in 2025.
Option Exercises and Stock Vested Table
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Jeffrey G. Ludwig	—	—	16,800	260,610
Jeffrey S. Mefford	—	—	9,734	151,013
Jeremy A. Jameson	—	—	580	9,285
Eric T. Lemke	—	—	6,353	98,594
Daniel E. Casey	—	—	3,553	57,826

(1)
The amounts set forth in this column represent the total number of shares that were exercised before any withholding of shares to pay the exercise price and taxes.

(2)
The amounts set forth in this column are computed by determining the difference between the market value per share of our common stock on the date of exercise and the exercise price.

(3)
The amounts set forth in this column represent the number of shares of restricted stock that vested in 2025.

(4)
The amounts set forth in this column represent the number of shares of restricted stock that vested multiplied by the closing price of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control
The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans, including individual employment agreements for Messrs. Ludwig, Mefford, and Lemke and change of control agreements for Messrs. Casey and Jameson, pursuant to which the NEOs would be entitled upon various terminations of employment or a change in control as of the last business day of the fiscal year ended December 31, 2025. For purposes of estimating the value of accelerated vesting of equity awards we have assumed a price per share of our common stock of $21.17 based on the market value of our common stock on December 31, 2025 (the last trading day of the year).

Potential Payments Upon Termination or Change in Control Table
Name	Cash Severance Payments ($)(1)	COBRA Continuation ($)(2)	Executive Life Insurance Benefit(3)	Accelerated Vesting of Equity Awards ($)(4)	Total Estimated Value ($)
Jeffrey G. Ludwig
Involuntary Termination (not in connection with a change in control)(5)	974,440	21,699	—	—	996,139
Involuntary Termination (in connection with a change in control)(6)	2,923,320	65,098	—	1,428,657	4,417,075
Disability	—	—	—	1,428,657	1,428,657
Death	—	—	$100,000	1,428,657	1,528,657
Jeffrey S. Mefford
Involuntary Termination (not in connection with a change in control)(5)	262,500	—	—	—	262,500
Involuntary Termination (in connection with a change in control)(6)	1,326,774	—	—	943,673	2,270,447
Disability	—	—	—	943,673	943,673
Death	—	—	$100,000	943,673	1,043,673
Jeremy A. Jameson
Involuntary Termination (not in connection with a change in control)(7)	80,769	—	—	—	80,769
Involuntary Termination (in connection with a change in control)(8)	899,091	21,420	—	1,179,656	2,100,167
Disability	—	—	—	1,179,656	1,179,656
Death	—	—	$100,000	1,179,656	1,279,656
Eric T. Lemke
Involuntary Termination (not in connection with a change in control)(5)	218,700	21,699	—	—	240,399
Involuntary Termination (in connection with a change in control)(6)	1,032,250	43,398	—	550,970	1,626,618
Disability	—	—	—	550,970	550,970
Death	—	—	$100,000	550,970	650,970
Daniel E. Casey
Involuntary Termination (not in connection with a change in control)(7)	77,262	—	—	—	77,262
Involuntary Termination (in connection with a change in control)(8)	578,322	20,187	—	406,718	1,005,227
Disability	—	—	—	406,718	406,718
Death	—	—	$100,000	406,718	506,718

(1)
The amounts set forth in the “Cash Severance Payments” column reflect the sum of cash severance payments to be made pursuant to the employment agreements with Messrs. Ludwig, Mefford, and Lemke and the change of control agreements with Messrs. Casey and Jameson exclusive of any pro rata bonus payable on a termination of employment as annual incentive bonuses are earned as of December 31 and no additional amount would be payable to a NEO for a termination occurring on the last business day of the year. Please see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2025 annual incentive compensation amounts.

(2)
The amounts set forth in the “COBRA Continuation” column reflect the employer-paid portion of COBRA premiums to be made pursuant to each NEO’s employment agreement or change of control agreement, as applicable, assuming each NEO was eligible for, and elected, COBRA coverage for the maximum period allowed by law. No value is reflected for Mr. Mefford as he did not participate in either our medical or dental plan as of December 31, 2025.
(3)
Each NEO is a participant in a split-dollar BOLI arrangement pursuant to which the NEO’s beneficiary will receive a $100,000 death benefit from a bank-owned life insurance policy covering the life of such NEO.

(4)
The amounts set forth in the “Accelerated Vesting of Equity Awards” column reflect the value of accelerated vesting of unvested restricted stock awards pursuant to our 2019 LTIP. In certain instances, the NEOs will also be entitled to accelerated vesting of the NEOs’ unvested options. As of December 31, 2025 (the last trading day of the year), the value of the Company’s stock was below the NEOs’ option exercise price and therefore no value is reflected on this table with respect to the acceleration of the NEOs’ options.

(5)
Involuntary Termination (not in connection with a change in control) means, pursuant to the terms of the NEO’s employment agreement, a termination by (i) the employer other than for cause, death or disability, or (ii) the NEO for good reason, in either case that does not occur within six months prior to, or 24 months following, a change in control.

(6)
Involuntary Termination (in connection with a change in control) means, pursuant to the terms of the NEO’s employment agreement, a termination by (i) the employer other than for cause, death or disability, or (ii) the NEO for good reason, in either case that occurs within six months prior to, or 24 months following, a change in control.

(7)
Involuntary Termination (not in connection with a change in control) means, pursuant to the terms of the NEO’s change of control agreement, a termination by (i) the employer other than for cause, death or disability, or (ii) the NEO for good reason, in either case that does not occur within six months prior to, or 12 months following, a change in control.

(8)
Involuntary Termination (in connection with a change in control) means, pursuant to the terms of the NEO’s change of control agreement, a termination by (i) the employer other than for cause, death or disability, or (ii) the NEO for good reason, in either case that occurs within six months prior to, or 12 months following, a change in control.

Employment Agreements
We have entered into employment agreements with Messrs. Ludwig, Mefford, and Lemke. Each agreement generally describes the position and duties of each NEO, provides for a specified term of employment, describes base salary, bonus opportunity and other benefits and perquisites to which the executive officer is entitled, if any, sets forth the duties and obligations of each party in the event of a termination of employment prior to expiration of the employment term, and provides us with a measure of protection by obligating the NEO to abide by the terms of restrictive covenants during the terms of his employment and thereafter for a specified period of time.
Mr. Ludwig.   Our employment agreement with Mr. Ludwig, effective November 5, 2020, provides for an initial term of three years, with an automatic extension for an additional one-year period commencing on the first anniversary of the effective date and each anniversary thereafter, unless either party provides written notice of non-extension 90 days prior to the extension date. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the two-year period following the change in control. Mr. Ludwig’s base salary is subject to annual review and increase at the discretion of our Compensation Committee, and his target bonus is required to be at least 65% of his base salary. The agreement also provides for Mr. Ludwig’s participation in the Company’s compensation and benefits plans, including the 2019 LTIP, in the same manner as other senior executives of the Company. Following Mr. Ludwig’s termination of employment, he will be subject to non-competition and non-solicitation restrictions for a period of 12 months. In the event Mr. Ludwig’s employment is terminated by the Company other than for cause, death, or disability, or he resigns for good reason, he will be entitled to a payment equal to 100% (300% if in connection with a change in control) of the sum of his salary plus the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 12 months (36 months if in connection with a change in control) and a pro rata bonus for the year of termination.

Mr. Mefford.   Our employment agreement with Mr. Mefford, effective November 5, 2020, provides for an initial term of two years, with an automatic extension for an additional one-year period commencing on the first anniversary of the effective date and each anniversary thereafter, unless either party provides written notice of non-extension 90 days prior to the extension date. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the two-year period following the change in control. Mr. Mefford’s base salary is subject to annual review and increase at the discretion of our Chief Executive Officer, and his target bonus is required to be at least 60% of his base salary. The agreement also provides for Mr. Mefford’s participation in the Company’s compensation and benefits plans, including the 2019 LTIP, in the same manner as other senior executives of the Company. Following Mr. Mefford’s termination of employment, he will be subject to non-competition and non-solicitation restrictions for a period of 12 months. In the event Mr. Mefford’s employment is terminated by the Company other than for cause, death, or disability, or he resigns for good reason, he will be entitled to receive severance pursuant to the Company’s general severance plan or policy in effect at the time of termination, or if such termination is in connection with a change in control, he will be entitled to a payment equal to 200% of the sum of his salary plus the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 12 months (24 months if in connection with a change in control) and, if such termination is in connection with a change in control, a pro rata bonus for the year of termination.
Mr. Lemke.   Our employment agreement with Mr. Lemke, effective November 5, 2020, provided for an initial term of two years, with an automatic renewal for additional one-year periods commencing on each anniversary thereafter, unless either party provides written notice of nonrenewal 90 days prior to the extension date. Mr. Lemke’s employment with the Company and Bank was terminated on March 5, 2026. Prior to Mr. Lemke’s termination, if a change in control of the Company had occurred during the term of the agreement, the agreement would have remained in effect for the two-year period following the change in control. Mr. Lemke’s base salary was subject to annual review and increase at the discretion of our Chief Executive Officer and his target bonus was required to be at least 40% of his base salary. The agreement also provided for Mr. Lemke’s participation in the Company’s compensation and benefits plans, including the 2019 LTIP, in the same manner as other senior executives of the Company. Following Mr. Lemke’s termination of employment in March 2026, he will generally be subject to non-solicitation restrictions for a period of 12 months. Because Mr. Lemke’s employment was terminated by the Company other than for cause, death, or disability, he will be entitled to receive severance pursuant to the Company’s general severance plan or policy in effect at the time of termination. Mr. Lemke is entitled to COBRA coverage at employee rates for up to 12 months.
Our obligation to pay any severance under each of the amended and restated employment agreements is conditioned on the execution by the NEO of a general release and waiver of any and all claims with respect to their employment with the Company.
Change of Control Agreement
Messrs. Casey and Jameson.   Our change of control agreement with Mr. Casey, effective May 3, 2023, provided for an initial term through December 31, 2023, and our change of control agreement with Mr. Jameson, effective August 14, 2024, provided for an initial term through December 31, 2025. Each agreement includes an automatic renewal for additional one-year periods commencing on each January 1 thereafter, unless either party provides written notice of nonrenewal 90 days prior to December 31 of each year. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for a one-year period following the change in control. Following the NEO’s termination of employment, he will generally be subject to non-solicitation and non-competition restrictions for a period of 12 months. In the event the NEO’s employment is terminated by the Company other than for cause, death, or disability, or he resigns for good reason, in any case, not in connection with a change in control, he will be entitled to receive severance pursuant to the Company’s general severance plan or policy in effect at the time of termination, or if such termination is in connection with a change in control, he will be entitled to a payment equal to 150% of the sum of his salary plus the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 12 months. Our obligation to make payments to Mr. Casey under his change of control agreement is conditioned on his execution of a general release and waiver of any and all claims with respect to his employment with the Company.

Long Term Incentive Plans
Equity based incentive awards are currently made through the Company’s 2019 LTIP. The Company also maintains the 2010 LTIP. As of the effective date of the 2019 LTIP, no further awards may be granted under the 2010 LTIP. However, any previously outstanding incentive award granted under the 2010 LTIP remains subject to the terms of such plan until the time it is no longer outstanding.
Midland States Bancorp, Inc. 2019 Long-Term Incentive Plan.   The 2019 LTIP, which was amended and restated on May 1, 2023, was adopted by our board on February 5, 2019 and became effective upon approval by our shareholders on May 3, 2019. The 2019 LTIP was designed to ensure continued availability of equity awards that will assist the Company in attracting, retaining and rewarding key employees, directors and other service providers. Pursuant to the 2019 LTIP, the Compensation Committee is allowed to grant awards to eligible persons in the form of qualified and non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and other incentive awards. Awards vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the employees receiving the awards. The plan enables the Compensation Committee to set specific performance criteria that must be met before an award vests under the plan. The 2019 LTIP allows for acceleration of vesting and exercise privileges of grants if a participant’s termination of employment is due to a change in control, death or total disability. If a participant’s job is terminated for cause, then all unvested awards expire at the date of termination. Up to 1,550,000 shares of common stock may be issued under the plan (all of which may be granted as incentive stock options), which includes an additional 550,000 shares approved by shareholders as of May 1, 2023. As of December 31, 2025, there were 269,912 shares available for issuance under the 2019 LTIP.
Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan.   The 2010 LTIP was adopted by our board on October 18, 2010 and approved by our shareholders on November 23, 2010. The 2010 LTIP was amended and restated December 31, 2010 and further amended and restated February 2, 2016. The 2016 restatement, which was not submitted to shareholders for approval, increased the number of shares available for issuance under the plan by 1,000,000. The 2010 LTIP was designed to ensure continued availability of equity awards to assist the Company in attracting, retaining and rewarding key employees, directors and other service providers. Pursuant to the 2010 LTIP, the Compensation Committee was allowed to grant awards to eligible persons in the form of qualified and non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and other incentive awards. Up to 2,000,000 shares of common stock were available for issuance under the plan (the initial 1,000,000 of which were eligible to be granted as incentive stock options). Upon approval of our 2019 LTIP, no additional grants were permitted to be made under the 2010 LTIP. Awards vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the employees receiving the awards. The plan enabled the Compensation Committee to set specific performance criteria that must be met before an award vests under the plan. The 2010 LTIP allowed for acceleration of vesting and exercise privileges of grants upon a change in control or if a participant’s termination of employment is due to death or total disability. If a participant’s job is terminated for cause, then all unvested awards expire at the date of termination.
Other Compensation Programs
Midland States Bank 401(k) Profit Sharing Plan.   The Midland States Bank 401(k) Profit Sharing Plan (the “401(k) Plan”) is designed to provide retirement benefits to all eligible full-time and part-time employees of the Bank and its subsidiaries. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Our NEOs, all of whom were eligible during 2025, may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer 1% to 100% of their compensation to the 401(k) Plan up to the applicable statutory limit. We currently match employee contributions on the first 6% of employee compensation (50 cents for each $1). The Company match is contributed in the form of cash and is invested according to the employee’s current investment allocation. The Company has the authority to make an annual discretionary profit-sharing contribution to the 401(k) Plan, but does not currently do so.
Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan.   We maintain the Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan (Amended and

Restated May 3, 2019 and May 1, 2023) (the “ESPP”) for the benefit of our eligible employees. The ESPP is not intended to constitute an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Currently, any employee who is employed by us or any one of our subsidiaries is eligible to participate in the ESPP starting with the first applicable offering period that begins following such employee’s first day of employment. Pursuant to the ESPP, participating employees are permitted to use after-tax dollars, up to a maximum of $25,000 per calendar year of their compensation, to purchase shares of our common stock at the end of each calendar quarter. The purchase price for the stock is currently 90% of the stock’s fair market value as of the first day of each quarterly offering period. While the Compensation Committee could elect a different discount percentage, it does not expect to do so in the foreseeable future. At any time our common stock is listed for trading on a principal national securities exchange, including the Nasdaq Global Select Market, the fair market value under the ESPP is deemed to be the officially quoted closing selling price of the shares on the applicable day. The maximum number of shares that may be issued under the ESPP is 600,000, which includes the 300,000 originally subject to the ESPP, an additional 200,000 shares approved by shareholders as of May 3, 2019, and an additional 100,000 shares approved by shareholders as of May 1, 2023. As of December 31, 2025, there were 132,074 shares available for issuance under the ESPP.
Deferred Compensation Plan for Directors and Executives.   We maintain two separate deferred compensation plans for the benefit of our non-employee directors and executives, which are the Deferred Compensation Plan for Directors of Midland States Bancorp, Inc., as amended November 5, 2020 and February 1, 2021, (the “Director Deferred Compensation Plan”), and the Deferred Compensation Plan for Executives of Midland States Bancorp, Inc., as amended November 5, 2020, (the “Executive Deferred Compensation Plan”), respectively. The plans provide non-employee directors and executives an opportunity to better plan for their financial futures by providing a vehicle for the deferral of current income taxation. Under the plans, non-employee directors and eligible senior executives are permitted to elect to defer all or a portion of their annual director fees (in whatever form), salary and/or bonus, as the case may be. Any deferrals are credited to a plan account and earn interest based on the notional investment elections of the executives from a selection of measurement funds generally available to participants under the 401(k) Plan. One available notional investment alternative for non-employee directors is Company stock units, which track the value of our common stock. None of our NEOs currently participate in the Executive Deferred Compensation Plan.
Severance Policy.   Under our severance policy, we have the discretion to pay severance to Midland employees, including our NEOs, who are terminated without cause, in connection with a reduction in our workforce, due to the elimination of their job or position, or as a result of a voluntary Midland-initiated early retirement. Pursuant to the terms of the applicable employment or change in control agreement, Messrs. Mefford, Jameson, Lemke and Casey, are entitled to receive severance under our severance policy if each such NEO is terminated without cause, other than due to death or disability, or resigns for good reason, in each case, not in connection with a change in control. In such instances, the applicable NEO will receive severance equal to four weeks of base salary for each year of continuous service, up to a maximum of 26 weeks of severance. To receive any severance under our severance policy, the applicable NEO would need to execute a settlement agreement and general release.
Career Transition Bonus.   Other than Mr. Ludwig, each of our NEOs who has attained age 60 with at least 10 years of service or age 65 with at least five years of service is eligible to receive a career transition bonus of, for Mr. Casey, 40%, or, for each other eligible NEO, 40% of their annual base salary if the NEO provides an 18 month notice of intention to retire, makes a good faith attempt to transfer knowledge and train the NEO’s successor, meets or exceeds performance expectations through the notice period, executes a release, and successfully transitions, as determined by Mr. Ludwig, the NEO’s duties.
Health and Welfare Benefits.   Our NEOs are eligible to participate in our standard health and welfare benefits program, which offers medical, dental, vision, group life, accident, and disability coverage to all of our eligible employees. In addition, our NEOs participate in a split-dollar BOLI arrangement (the “BOLI Plan”) pursuant to which the NEO’s beneficiary will receive a $100,000 death benefit from a bank-owned life insurance policy covering the life of such NEO. With the exception of the BOLI Plan, we do not provide our NEOs with any health and welfare benefits that are not generally available to our other employees.

Perquisites.   We provide our NEOs with certain perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs. Based on this periodic review, perquisites are awarded or adjusted on an individual basis. The perquisites received by our NEOs in 2025 included allowances for annual country club/social club dues and use of a Company-owned automobile. With respect to our NEOs, country club allowances are provided only to Messrs. Ludwig and Mefford and the use of a Company car is provided only to Messrs. Ludwig and Mefford.
CEO Pay Ratio
Pursuant to SEC rules, we are providing information about the relationship of the annual total compensation of Mr. Jeffrey G. Ludwig, our Chief Executive Officer, to the annual total compensation of our median employee.
To determine the median employee, a list of all active full and part-time employees as of December 31, 2025, excluding Mr. Ludwig, was prepared with the corresponding annual total W-2 compensation as reflected in our payroll records. A total of 861 employees were included. Compensation was annualized for any individual not employed for the full calendar year of 2025. Annual total W-2 compensation was ranked from lowest to highest, and the median employee was selected from the list.
Mr. Ludwig had 2025 total compensation of $1,532,241, as reflected in the Summary Compensation Table included in this proxy statement. The median employee annual total compensation for 2025, using the methodology that was used to calculate Mr. Ludwig’s compensation in the Summary Compensation Table, was $66,924. As a result, the CEO pay ratio is 22.9.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we provide the following disclosure regarding executive “compensation actually paid” (“CAP”) and certain Company performance for the fiscal years listed below. You should refer to our CD&A for a complete description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions.
The Pay Versus Performance table below summarizes the compensation values both previously reported in our Summary Compensation Table and as required to be adjusted by the rules adopted by the SEC pursuant to the Dodd-Frank Act for the 2025, 2024, 2023, 2022, and 2021 calendar years.
Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Non-CEO NEOs(1)	Average Compensation Actually Paid to Non-CEO NEOs(2)	Value of Initial Fixed $100 Invested Based on:		Midland Net Income (in millions)	Company- Selected Measure
					Midland Total Shareholder Return(3)	Peer Group Total Shareholder Return(4)		Midland Adjusted Earnings Per Share (EPS)(6)
2025	$1,532,241	$1,465,290	$937,534	$992,160	$154.12	$145.06	$(124.28)	2025
2024	$1,466,243	$1,219,797	$718,492	$626,447	$165.47	$138.72	$38.04	2024
2023	$1,633,785	$1,733,495	$754,918	$803,689	$177.43	$121.01	$61.16	2023
2022	$1,777,733	$1,851,719	$825,247	$857,590	$162.56	$120.97	$100.24	2022
2021	$1,581,174	$1,806,916	$805,976	$903,099	$145.14	$134.24	$81.32	2021

(1)
Mr. Ludwig served as Midland’s CEO for 2021 through 2025. Messrs. Mefford and Lemke served as non-CEO NEOs for 2021 through 2025. Mr. Stewart was an NEO for 2021 through 2022 and Mr. Tucker was an NEO for 2021 through 2024. Mr. Casey was an NEO for 2023 through 2025. Mr. Jameson was an NEO for 2025. The dollar amounts reported are from the “Total” column of the Summary Compensation Table for the CEO and the average of such column for non-CEO NEOs for each reported fiscal year.

(2)
The dollar amounts reported represent CAP, as calculated in accordance with SEC rules. For additional information with respect to the calculation of CAP for 2025, see the section titled “Calculation of Compensation Actually Paid” below.

(3)
Reflects the cumulative total shareholder return (“TSR”) of Midland, as provided by S&P Cap IQ, as of the last day of each reported fiscal year, based on an initial fixed investment of $100 on December 31, 2020.

(4)
Reflects the cumulative total shareholder return of the S&P Small Cap 600 Banks Index, as of the last day of each reported fiscal year, based on an initial fixed investment of $100 on December 31, 2020. The S&P Small Cap 600 Banks Index is the peer group used in Midland’s Annual Report on Form 10-K for the years ended December 31, 2025 and 2024.

(5)
As previously disclosed, the Company restated its consolidated financial statements (i) as of and for the year ended December 31, 2023 and (ii) for the year ended December 31, 2022, to correct certain errors, as presented in the audited financial statements as of and for the year ended December 31, 2024 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on July 1, 2025. The Net Income and Adjusted EPS metrics in this table have been revised for those years. While the Company’s financial statements for the year ended December 31, 2021 were also affected by these errors, the Company is not required to restate those financial statements, and accordingly the data for that year remains as previously reported.

(6)
Adjusted earnings per share (“Adjusted EPS”) is the Company-Selected Measure and is a non-GAAP financial measure. As calculated from Midland’s audited financial statements, Adjusted EPS equals our earnings, as adjusted for certain items, including loss on sales of investment securities, net, and gain on repurchase of subordinated debt.

Calculation of Compensation Actually Paid
To calculate the amount of CAP to our CEO and non-CEO NEOs for 2025 in the table above according to SEC rules, the following adjustments were made to the amounts reported in the “Total” column of the Summary Compensation Table for 2025.
	2025
	Ludwig, Jeffrey G.	Average Non- CEO NEOs
Total Compensation from Summary Compensation Table	$1,532,241	$937,534
Adjustments for Pension
Adjustment Summary Compensation Table Pension	$—	$—
Amount added for current year service cost	$—	$—
Amount added for prior service cost impacting current year	$—	$—
Total Adjustments for Pension	$—	$—
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(562,322)	$(389,692)
Year-end fair value of unvested awards granted in the current year	$813,140	$527,122
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$(134,621)	$(46,498)
Fair values at vest date for awards granted and vested in current year	$—	$—
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$(247,869)	$(67,695)
Forfeitures during current year equal to prior year-end fair value	$—	$—
Dividends or dividend equivalents not otherwise included in total compensation	$64,721	$31,389
Total Adjustments for Equity Awards	$(66,951)	$54,627
Compensation Actually Paid (as calculated)	$1,465,290	$992,160
Financial Performance Measures
As described in greater detail in the CD&A, a substantial portion our NEOs’ compensation is directly linked to the achievement of financial and operational metrics, as well as other strategic goals with rigorous targets that align with the Company’s business strategy, compensation philosophy, shareholder interests and, most importantly, our long-term goals. In addition to the Pay Versus Performance table above, the following is a tabular list of the most important financial measures we use to link CAP to our NEOs to Midland performance. The Company-Selected Measure is denoted with an asterisk.
List of Performance Measures

Financial

Adjusted EPS*
Adjusted PTPP Income
Non-performing Assets to Total Assets
Pay Versus Performance: Graphical Description
The following graphs present the relationship during 2025, 2024, 2023, 2022, and 2021 between CAP for our CEO and, on an average basis, our non-CEO NEOs and:

•
the Company’s cumulative TSR and the Peer Group’s cumulative TSR;

•
the Company’s Net Income; and

•
the Company-Selected Measure, which for Midland is Adjusted EPS.

Relationship between CAP and Cumulative TSR / Cumulative TSR of the Peer Group
The below chart shows the CEO and average non-CEO NEO CAP relative to Midland’s cumulative TSR and the cumulative TSR of the U.S. Small Cap 600 Banks Index utilized in Midland’s most recent Annual Report on Form 10-K.
Midland does not use TSR to determine compensation level or incentive plan payouts.
Relationship between CAP and Midland’s Net Income
The below chart shows our CEO and average non-CEO NEO CAP relative to Midland’s net income. Midland does not use net income to determine compensation levels or incentive plan payouts. As previously disclosed, the Company restated its consolidated financial statements (i) as of and for the year ended December 31, 2023 and (ii) for the year ended December 31, 2022, to correct certain errors, as presented in the audited financial statements as of and for the year ended December 31, 2024 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on July 1, 2025. The Net Income metrics in this chart have been revised for those years. While the Company’s financial statements for the year ended December 31, 2021 were also affected by these errors, the Company is not required to restate those financial statements, and accordingly the data for that year remains as previously reported.

Relationship between CAP and Adjusted EPS
The below table shows the CEO and average non-CEO NEO CAP relative to the Company-Selected Measure — Adjusted Earnings Per Share. Midland uses Adjusted EPS to determine a portion of the payouts under the Bonus Plan. As previously disclosed, the Company restated its consolidated financial statements (i) as of and for the year ended December 31, 2023 and (ii) for the year ended December 31, 2022, to correct certain errors, as presented in the audited financial statements as of and for the year ended December 31, 2024 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on July 1, 2025. The Adjusted EPS metrics in this chart have been revised for those years. While the Company’s financial statements for the year ended December 31, 2021 were also affected by these errors, the Company is not required to restate those financial statements, and accordingly the data for that year remains as previously reported.

PROPOSAL 2 — ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
We are required under applicable law to permit a separate shareholder vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. In accordance with these requirements, we are providing shareholders with an advisory vote on the compensation of our executive officers.
As described in more detail in the Compensation Discussion and Analysis section of this proxy statement, the overall objectives of the Company’s compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our named executive officers in 2025. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section are effective in implementing our compensation philosophy and achieving its goals, and that the compensation of our executive officers in fiscal year 2025 reflects and supports these compensation policies and procedures.
The following resolution is submitted for shareholder approval:
“RESOLVED, that Midland States Bancorp, Inc.’s shareholders approve, on an advisory basis, its executive compensation as described in the section captioned ‘Compensation Discussion and Analysis’ and the tabular disclosure regarding named executive officer compensation under ‘Executive Compensation’ contained in the Company’s proxy statement for the 2026 Annual Meeting of Shareholders.”
Approval of this resolution requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on such proposal. While this advisory vote on executive compensation, commonly referred to as a “say-on-pay” advisory vote, is required, it is not binding on our board of directors and may not be construed as overruling any decision by the board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.
The board of directors unanimously recommends that you vote to approve the overall compensation of our named executive officers by voting “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information as of March 5, 2026, regarding the beneficial ownership of our common stock and our depositary shares, each representing a 1/40th interest in a share of the Company’s 7.75% fixed rate reset non-cumulative perpetual preferred stock, Series A (“Series A Depositary Shares”), by:
•
each shareholder known by us to beneficially own more than 5% of such class of securities;

•
each of our directors and director nominees;

•
each of our NEOs; and

•
all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.
The percentages of beneficial ownership are based on 21,466,165 shares of our common stock, and 4,600,000 Series A Depositary Shares, in each case outstanding as of March 5, 2026.
Unless otherwise provided, the address for each shareholder listed in the table below is: c/o Midland States Bancorp, Inc., 1201 Network Centre Drive, Effingham, Illinois 62401.
	Common Stock		Series A Depositary Shares
Name	Shares Beneficially Owned(1)	Percent of Class	Shares Beneficially Owned	Percent of Class
5% Shareholders
BlackRock Portfolio Management LLC(2)	1,400,429	6.52%
The Vanguard Group(3)	1,138,823	5.31%
Directors and NEOs
Jeffrey G. Ludwig(4)	458,830	2.13%	—	—
Jeffrey S. Mefford(5)	104,401	*	—	—
Jeremy A. Jameson	63,883	*	—	—
Eric T. Lemke(6)	56,498	*	—	—
Daniel E. Casey	28,254	*	—	—
R. Dean Bingham(7)	90,630	*	4,000	*
Gerald J. Carlson(8)	6,134	*	—	—
James F. Deutsch(9)	438,500	2.04%	—	—
Jennifer L. DiMotta(10)	10,267	*	—	—
Travis J. Franklin(11)	9,354	*	—	—
Jerry L. McDaniel(12)	170,134	*	—	—
Jeffrey M. McDonnell(13)	54,465	*	—	—
Richard T. Ramos(14)	71,434	*	—	—
Robert F. Schultz(15)	307,993	1.43%	—	—
Jeffrey C. Smith(16)	44,654	*	—	—
All directors and executive officers as a group (15 persons)(17)	1,860,576	8.57%	4,000	*

*
Indicates one percent or less.

(1)
Beneficial ownership includes shares of unvested restricted stock that officers are entitled to vote.

(2)
Information is based solely on the Schedule 13G filed on April 15, 2025 by BlackRock Portfolio Management LLC. The address of BlackRock Portfolio Management LLC is 50 Hudson Yards, New York, New York 10001.

(3)
Information is based solely on the Schedule 13G filed on February 13, 2024. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Includes (i) 11,569 shares of common stock held by JQ Properties, LLC; and (ii) 47,601 shares of common stock subject to stock options that are currently exercisable or are exercisable within 60 days of March 5, 2026. Of the shares beneficially owned by Mr. Ludwig, an aggregate of 100,000 shares are pledged to secure indebtedness. Mr. Ludwig is a manager and a member of, and has shared voting and investment power over the shares of common stock held by, JQ Properties, LLC, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)
Includes 27,190 shares of common stock subject to stock options that are currently exercisable or are exercisable within 60 days of March 5, 2026.

(6)
Includes 14,379 shares of common stock subject to stock options that are currently exercisable or are exercisable within 60 days of March 5, 2026. Mr. Lemke was terminated from his position as Chief Financial Officer of the Company on March 5, 2026.

(7)
Includes (i) 42,554 shares owned by Agracel, Inc. and (ii) an aggregate of 19,376 shares that may be issuable pursuant to restricted stock units or pursuant to common stock equivalent units under the Deferred Compensation Plan within 60 days of March 5, 2026. Mr. Bingham is the Chief Executive Officer of, and shares voting and dispositive of the shares held by, Agracel, Inc., but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(8)
Includes an aggregate of 2,134 shares that may be issuable pursuant to common stock equivalent units under the Deferred Compensation Plan within 60 days of March 5, 2026.

(9)
Consists of 438,500 shares held by Patriot Financial Partners IV, LP, Patriot Financial Partners Parallel IV, LP, Patriot Financial Partners GP IV, LLC and Patriot Financial Partners GP IV, L.P. Mr. Deutsch is a member of Patriot Financial Partners GP IV, LLC, and expressly disclaims beneficial ownership of these shares, except to the extent of his indirect pecuniary interest therein.

(10)
Includes an aggregate of 3,468 shares that are issuable pursuant to restricted stock units or pursuant to common stock equivalent units under the Deferred Compensation Plan within 60 days of March 5, 2026.

(11)
Consists of an aggregate of 9,354 shares that may be issuable pursuant to common stock equivalent units under the Deferred Compensation Plan within 60 days of March 5, 2026.

(12)
Includes an aggregate of 39,593 shares that may be issuable pursuant to restricted stock units or pursuant to common stock equivalent units under the Deferred Compensation Plan within 60 days of March 5, 2026.

(13)
Includes (i) 24,245 shares of common stock held by the Jeffrey M. McDonnell Revocable Trust UA; and (ii) an aggregate of 28,233 shares that may be issuable pursuant to restricted stock units or pursuant to common stock equivalent units under the Deferred Compensation Plan within 60 days of March 5, 2026. Mr. McDonnell is the beneficiary of, and has voting and investment power over the shares held by, the Jeffrey M. McDonnell Revocable Trust UA, but disclaims beneficial ownership thereof except to the extent of his pecuniary interest therein.

(14)
Includes an aggregate of 51,331 shares that may be issuable pursuant to restricted stock units or pursuant to common stock equivalent units under the Deferred Compensation Plan within 60 days of March 5, 2026.

(15)
Includes (i) 30,153 shares of common stock held by Red Bird Investors LLC; (ii) 200,030 shares of common stock held by J.M. Schultz Investment, L.L.C.; (iii) 37,846 shares of common stock held by Summit Investors, LLP; and (iv) 5,250 shares of common stock may be issuable pursuant to restricted stock units or pursuant to common stock equivalent units under the Deferred Compensation Plan within 60 days of March 5, 2026. Robert Schultz is: (a) the managing member of J.M. Schultz Investment, L.L.C.; (b) the managing member of Red Bird Investors LLC; and (c) the managing member of Summit Investors, LLP. He has voting and investment power over the shares held by J.M. Schultz Investment, L.L.C., Red Bird Investors LLC, and Summit Investors, LLP but disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(16)
Includes an aggregate of 10,545 shares that may be issuable pursuant to restricted stock units or pursuant to common stock equivalent units under the Deferred Compensation Plan within 60 days of March 5, 2026.

(17)
Includes (i) 74,791 shares of common stock subject to stock options that are currently exercisable or are exercisable within 60 days of March 5, 2026 and (ii) 169,284 shares of common stock that may be issuable pursuant to restricted stock units or pursuant to common stock equivalent units under the Deferred Compensation Plan within 60 days of March 5, 2026. An aggregate of 100,000 shares are pledged as security for indebtedness.

Delinquent Section 16(a) Reports
We are not aware of any failure to comply with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, by any of our directors, executive officers or 10% shareholders during the fiscal year ended December 31, 2025, except for the late filing by Donald J. Spring of a Form 4 with respect to one transaction.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than the compensation arrangements with directors and executive officers described above and the ordinary course banking relationships described below, there has not been, since January 1, 2025, and there is not currently proposed, any transaction to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Our directors, officers, beneficial owners of more than five percent of our voting securities and their associates were customers of and had transactions with us in the past, and additional transactions with these persons are expected to take place in the future. All outstanding loans and commitments to loan with these persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the Bank’s board of directors in accordance with the bank regulatory requirements. Similarly, all certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to the Company or the Bank.
Policies and Procedures Regarding Related Party Transactions
Transactions by the Company or the Bank with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders).
Under applicable SEC and Nasdaq Stock Market rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, five percent shareholders and the immediate family members of these persons. Our Corporate Counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they qualify as related party transactions, as defined under SEC rules. If so, as required by the Audit Committee’s charter, the transaction will be referred to Audit Committee for approval. In determining whether to approve a related party transaction, the Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. The Company’s policies and procedures for the review, approval or ratification of related party transactions are set forth in the Audit Committee’s charter.

AUDIT COMMITTEE REPORT
The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2025. The information contained in this report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference in such filing.
The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our Annual Report on Form 10-K. The committee is currently comprised of Messrs. Carlson, McDaniel, McDonnell and Ramos. All of the members have been determined to be “independent,” as defined by the rules of the Nasdaq Stock Market.
The Audit Committee has reviewed and discussed our audited financial statements for 2025 with our management and Crowe LLP, our independent registered public accounting firm, with respect to the 2025 fiscal year. The committee has also discussed with Crowe LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC and received and discussed the written disclosures and the letter from Crowe LLP required by the applicable requirements of the PCAOB. Based on the review and discussions with management and Crowe LLP, the Audit Committee has recommended to the board that the audited financial statements for 2025 be included in our Annual Report on Form 10-K for filing with the SEC.
Audit Committee:
Gerald J. Carlson (Chair) Jerry L. McDaniel	Jeffrey M. McDonnell Richard T. Ramos

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
Shareholders are being asked to ratify the appointment of Crowe LLP as our independent registered public accounting firm for 2026. If the appointment of Crowe LLP is not ratified, the matter of the appointment of our independent registered public accounting firm will be considered by the Audit Committee. Representatives of Crowe LLP are not expected to be present at the meeting to make a statement or to respond to appropriate questions. The board of directors unanimously recommends that you vote “FOR” the ratification of the appointment of Crowe LLP to serve as our independent registered public accounting firm for the year ending December 31, 2026.
Accountant Fees
For the years ended December 31, 2025 and 2024 the Company incurred the following fees for professional services performed by Crowe LLP:
	2025	2024
Audit Fees(1)	$1,204,958	$1,736,300
Audit-Related Fees(2)	—	15,000
All Other Fees	—	5,198(3)

(1)
Audit fees include fees for professional services performed by Crowe LLP for (i) the audit of the Company’s consolidated financial statements, (ii) the review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q, (iii) the services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements; and (iv) other services that generally only the principal accountant can provide. These services included fees for certain HUD audits.

(2)
Audit-related fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)
Fees related to Banking as a Service regulatory and compliance training.

The Audit Committee, after consideration of these matters, does not believe that the rendering of these services by Crowe LLP is incompatible with maintaining their independence as our principal accountants.
Audit Committee Pre-Approval Policy
Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. We have adopted a pre-approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent registered public accounting firm. As part of its pre-approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with the pre-approval policy, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by Crowe LLP for up to twelve months from the date of the pre-approval. All of the services referred to above for 2025 and 2024 were pre-approved by the Audit Committee.

Your vote matters – here’s how to vote!You may vote online or by phone instead of mailing this card.Votes submitted electronically must be received by May 1, 2026 at11:59 p.m. CST.OnlineGo to www.envisionreports.com/MSBI or scan the QR code — login details are located in the shaded bar below.PhoneCall toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada.Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/MSBI IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.1.To elect the four nominees named in the accompanying proxy statement to serve as Class I directors, each for a term expiring at the 2029 annual meeting of shareholders.ForAgainst Abstain01 - Jennifer L. DiMotta 02 - Jeffrey G. Ludwig 03 - Richard T. Ramos 04 - Jeffrey C. Smith 2.To approve, on a non-binding, advisory basis, the compensation of certain executive officers, which we refer to as the “say-on- pay proposal.” ForAgainst Abstain3.To ratify the appointment of Crowe LLP as our independentregistered public accounting firm for the year ending December 31, 2026 ForAgainst Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box.1 U P X

2026 Annual Meeting Admission Ticket2026 Annual Meeting of Midland States Bancorp, Inc. ShareholdersMonday, May 4, 2026, 5:30 p.m. CST Holiday Inn1301 Avenue of Mid-America Effingham, Illinois 62401Upon arrival, please present this admission ticket and photo identification at the registration desk.Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.The material is available at: www.envisionreports.com/MSBI IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Notice of 2026 Annual Meeting of ShareholdersProxy Solicited by Board of Directors for Annual Meeting — May 4, 2026Jeffrey G. Ludwig and Jeffrey S. Mefford, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Midland States Bancorp, Inc. to be held on May 4, 2026 or at any postponement or adjournment thereof.Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of each director nominee and FOR Proposals 2 and 3.In their discretion, the Proxies are authorized to vote (1) upon such other business as may properly come before the meeting and (2) for the election of any person as a director if any nominee named herein becomes unable or unwilling to stand for election or serve as a director.(Items to be voted appear on reverse side)Change of Address — Please print new address below.Comments — Please print your comments below.